Exhibit 2.1

INTEREST PURCHASE AGREEMENT

dated as of March 21, 2014

by and among

The Majestic Star Casino, LLC, as Seller,

Majestic Mississippi, LLC, as Company,

and

Full House Resorts, Inc., as Buyer.

INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 21, 2014 by and among The Majestic Star Casino, LLC, an Indiana limited liability company (“Seller”), Majestic Mississippi, LLC, a Mississippi limited liability company (“Company”), and Full House Resorts, Inc., a Delaware corporation (“Buyer”). Each of Seller, Company and Buyer is sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 10.1.

WHEREAS, Seller is the sole member of the Company, and owns all of the issued and outstanding limited liability company interests of the Company (the “Purchased Interests”);

WHEREAS, the Company is engaged in the business of operating a casino, containing gaming devices and tables, restaurants, hotel and meeting space located in Tunica Resorts, Mississippi, commonly known as the Fitzgeralds Tunica Casino and Hotel (the “Business”); and

WHEREAS, Seller desires to sell the Purchased Interests on the terms and subject to the conditions set forth herein; and

WHEREAS, Buyer desires to purchase all of the Purchased Interests on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED INTERESTS

Section 1.1            Purchase and Sale of Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase, acquire and accept from Seller, and Seller agrees to sell, transfer, assign, convey and deliver to Buyer, at the Closing, all of the Purchased Interests, free and clear of all Encumbrances other than Permitted Encumbrances, for the Purchase Price.

ARTICLE II

PURCHASE PRICE

Section 2.1            Purchase Price and Closing Payment. In consideration for the sale, transfer, conveyance and delivery of the Purchased Interests pursuant to Section 1.1, at the Closing, Buyer shall deliver, or cause to be delivered, subject to Section 2.2, by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing, an amount (a) equal to Sixty-Two Million Dollars ($62,000,000.00), (b) as the case may be, either (x) plus the Estimated Working Capital Excess, if any, or (y) minus the Estimated Working Capital Deficiency, if any, in each case, as determined in accordance with Section 2.4, subject to subsequent final adjustment using the Final Working Capital Adjustment as provided for in Section 2.5, which shall be payable pursuant to Section 2.5(c) (the aggregate amount of clauses (a) and (b), the “Purchase Price”), (c) minus the Deposit Escrowed Funds, (d) minus the Indemnity Escrow Amount, and (e) minus the Capital Expenditure Shortfall Amount (if any) (the resulting amount from clauses (a), (b), (c), (d) and (e), the “Closing Payment”). Buyer and Seller hereby instruct the Escrow Agent to deliver the Deposit Escrowed Funds to Seller at the Closing by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing.

Section 2.2            Deposit Escrow Amount.

(a)           Within one Business Day of execution of this Agreement, Buyer shall deposit an amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) (the “Deposit Escrow Amount”) with a title insurance company or commercial bank escrow agent mutually agreed to by Seller, the Company and Buyer (the “Escrow Agent”), pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A, together with any revisions mutually agreed upon by the Parties and revisions required by the Escrow Agent (the “Deposit Escrow Agreement”). Simultaneously with the deposit of the Deposit Escrow Amount, the Parties shall execute and deliver the Deposit Escrow Agreement. The Deposit Escrow Amount, together with income earned thereon as provided in the Deposit Escrow Agreement, if any (collectively, the “Deposit Escrowed Funds”), shall be held by the Escrow Agent pursuant to the Deposit Escrow Agreement for the purpose of securing Buyer’s obligations to consummate the transactions contemplated by this Agreement.

(b)           As further provided in Section 8.3 and the Deposit Escrow Agreement, in the event that this Agreement is terminated before the Closing pursuant to Section 8.1(c) or Section 8.1(d), the Escrow Agent shall release the Deposit Escrowed Funds to Seller. In the event that this Agreement is terminated before the Closing pursuant to Section 8.1(g), the Escrow Agent shall hold and release the Deposit Escrowed Funds as provided in the Deposit Escrow Agreement. In the event that this Agreement is terminated before the Closing other than pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(g), the Escrow Agent shall release the Deposit Escrowed Funds to Buyer.

(c)           All costs and expenses, and any indemnities in favor, of the Escrow Agent shall be paid one-half by Seller and one-half by Buyer. If either Seller or Buyer pays more than its allocable share of such payments to the Escrow Agent, Buyer or Seller, respectively, will promptly reimburse the paying Party for the amount of the excess payment.

Section 2.3            Indemnity Escrow Amount. At the Closing, Buyer shall deposit an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the “Indemnity Escrow Amount”) with the Escrow Agent, pursuant to an escrow agreement in substantially the form attached hereto as Exhibit B, together with any revisions mutually agreed upon by the Parties and revisions required by the Escrow Agent (the “Indemnity Escrow Agreement”). The Indemnity Escrow Amount, together with income earned thereon, if any, as provided in the Indemnity Escrow Agreement (the “Indemnity Escrowed Funds”), shall be held by the Escrow Agent pursuant to the Indemnity Escrow Agreement as a source of funds for paying any amount owed by Seller to Buyer pursuant to ARTICLE IX and will be released to Buyer or Seller when and as provided in the Indemnity Escrow Agreement. All costs and expenses, and any indemnities in favor of the Escrow Agent, shall be paid as provided in Section 2.2(c).

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Section 2.4            Initial Working Capital. At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by its Chief Financial Officer, dated the date of delivery, stating that attached to such certificate is the most recently prepared month-end balance sheet of the Company prepared in good faith substantially in the form of the Latest Balance Sheet (the “Pre-Closing Balance Sheet”) and a statement of Working Capital of the Company as of the date of, and based on, the Pre-Closing Balance Sheet (the “Pre-Closing Closing Statement”), which shall quantify in reasonable detail the items constituting such Working Capital. The Pre-Closing Balance Sheet shall be prepared in accordance with the Agreed Accounting Principles and shall be in substantially the form of Section 2.4 of the Seller Disclosure Letter. The Pre-Closing Closing Statement will contain: (i) a good faith estimate of the aggregate amount of Working Capital of the Company as of the date of the Pre-Closing Balance Sheet (the “Initial Working Capital”), which shall be calculated in a manner substantially similar to that set forth in the Working Capital calculation attached as Section 2.4 of the Seller Disclosure Letter, and (ii) a statement of the amount by which either (x) the Initial Working Capital exceeds the Working Capital Target Amount (such amount, the “Estimated Working Capital Excess”) or (y) the Working Capital Target Amount exceeds the Initial Working Capital (such amount, the “Estimated Working Capital Deficiency”). Each of Buyer and Seller shall bear its own expenses in the preparation and review of the Pre-Closing Balance Sheet and Pre-Closing Closing Statement. Section 2.4 of the Seller Disclosure Letter sets forth a sample calculation of Working Capital, which is illustrative of the calculations used to arrive at the Working Capital Target Amount.

Section 2.5            Final Working Capital Adjustment.

(a)           As soon as reasonably practicable following the Closing Date, but in no event more than 60 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an unaudited balance sheet of the Company as of the Closing Date in substantially the form of the Pre-Closing Balance Sheet (the “Closing Balance Sheet”) and a statement of Working Capital of the Company as of the end of the gaming day on the Closing Date in substantially the form of the Pre-Closing Closing Statement (the “Closing Statement”), which shall quantify in reasonable detail the items constituting such Working Capital. The Closing Balance Sheet shall be prepared in accordance with the Agreed Accounting Principles and shall be in substantially the form of Section 2.4 of the Seller Disclosure Letter. The Closing Statement shall set forth the aggregate amount of Working Capital of the Company as of the Closing Date (the “Closing Date Working Capital”). Each of Seller and Buyer shall bear its own expenses in the preparation and review of the Closing Balance Sheet and the Closing Statement. Subject to applicable Law, each Party agrees to provide the other Party reasonable access to such Party’s records to the extent such records are reasonably related to the preparation of the Closing Balance Sheet and the Closing Statement.

(b)           If Seller disagrees with the calculation of Closing Date Working Capital or any element of the Closing Balance Sheet or the Closing Statement relevant thereto, Seller may, within 60 days after receipt of both of the Closing Balance Sheet and the Closing Statement (the “Seller Review Period”), notify Buyer of such disagreement in writing (a “Balance Sheet Dispute Notice”), setting forth in detail the particulars of such disagreement and Seller’s proposed adjustments to the Closing Balance Sheet or Closing Date Working Capital. During the Seller Review Period, Buyer shall, during normal business hours, upon reasonable advance notice and in a manner that does not materially interfere with the business or operations of Buyer, provide Seller with (i) such information as may be reasonably requested by Seller with respect to its review of the Closing Balance Sheet and Closing Statement, including all relevant accountant work papers, and (ii) reasonable access to the Company’s accounting personnel and outside accountant who developed the Closing Balance Sheet and other information contained in the Closing Statement. In the event that Seller does not provide a Balance Sheet Dispute Notice by the end of the Seller Review Period, Seller shall be deemed to have accepted the Closing Balance Sheet, the Closing Statement and the calculation of the Closing Date Working Capital delivered by Buyer, which shall thereupon be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse against Buyer under any provision of this Agreement, including ARTICLE IX.

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(c)           In the event any Balance Sheet Dispute Notice is timely delivered, Buyer, on the one hand, and Seller, on the other hand, in conjunction with their respective independent accounting firms, shall use their commercially reasonable efforts for a period of 30 days from the date of first delivery of the Balance Sheet Dispute Notice (or such longer period as they may mutually agree in writing) to resolve disagreements with respect to the amount of any item or items in the Closing Balance Sheet, the Closing Statement or the calculation of the Closing Date Working Capital. If, at the end of such period, they are unable to resolve disagreements as to the amount of any such item or items (each, a “Disputed Amount”), then the Auditor shall resolve the Disputed Amounts. The Auditor shall determine as promptly as practicable, but in no event more than 30 days after the submission of such dispute to the Auditor, whether the Disputed Amounts were prepared in accordance with Agreed Accounting Principles and, only with respect to the Disputed Amounts submitted to the Auditor, whether and to what extent, if any, the Closing Date Working Capital requires adjustment within the range between Buyer’s calculation and Seller’s calculation of Closing Date Working Capital. The Auditor shall promptly deliver to Buyer and Seller its determination in writing (along with a statement of reasons therefor), which determination shall be made subject to the definitions and principles set forth in this Agreement. The fees and costs of the Auditor shall be payable one-half by Seller, on the one hand, and one-half by Buyer, on the other hand. Except in the case of manifest error, the determinations made by the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision of this Agreement, including ARTICLE IX. The date on which the Closing Date Working Capital is finally determined in accordance with this Section 2.5  is hereinafter referred to as the “Determination Date.”

(d)           Following the Determination Date, the “Final Working Capital Adjustment” will be calculated, which is an amount (which may be a positive or negative number) equal to (i) the Closing Date Working Capital minus (ii) the Initial Working Capital. If the Final Working Capital Adjustment is a positive amount (along with interest, at the Applicable Rate, from the Closing Date through the payment date solely on that portion of such positive amount that results from calculating the Closing Date Working Capital), then Buyer shall pay to Seller such positive amount. If the Final Working Capital Adjustment is a negative amount, then Seller shall pay to Buyer the absolute value of such negative amount (along with interest, at the Applicable Rate, from the Closing Date through the payment date solely on the absolute value of that portion of such negative amount that results from calculating the Closing Date Working Capital). Any payments made pursuant to this Section 2.5(d) shall be made within five Business Days after the Determination Date by wire transfer of immediately available funds to an account designated by Buyer or Seller, as applicable.

Section 2.6            Termination and Payment of Indebtedness. At the Closing, the Company shall, and Seller shall cause the Company to fund and make payments to the respective lenders in respect of the Indebtedness set forth in Section 2.6 of the Seller Disclosure Letter, which shall include all of the Indebtedness of the Company as of the Closing.

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ARTICLE III

CLOSING

Section 3.1            Closing. Unless this Agreement is earlier terminated pursuant to ARTICLE VIII, the closing of the transactions contemplated by this Agreement (the “Closing”), shall take place on the second Business Day following satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions to be satisfied or waived at the Closing) at 10:00 a.m. (local time) at the offices of Taft, Stettinius & Hollister LLP in Chicago, Illinois, unless another time and place are agreed to by the Parties (the time and date on which the Closing actually takes place is the “Closing Date”).

Section 3.2            Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in ARTICLE VII, at the Closing, Buyer shall, in full satisfaction of payment of the Purchase Price (subject to subsequent final adjustment pursuant to Section 2.5), (a) pay to Seller an amount equal to the Closing Payment by wire transfer of immediately available funds to an account specified by the Seller in a notice delivered to the Buyer not less than two (2) Business Days before the Closing, (b) pay to the Escrow Agent an amount equal to the Indemnity Escrow Amount by wire transfer of immediately available funds to an account specified in writing by the Escrow Agent and (c) take any actions and execute and deliver any certificates, documents or instructions of Buyer necessary to cause the Escrow Agent to deliver the Deposit Escrowed Funds to Seller.

Section 3.3            Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 7.1 and Section 7.2, at the Closing, Buyer shall deliver to Seller all of the following:

(a)            a copy of the Certificate of Incorporation of Buyer certified by the Secretary of State of the State of Delaware as of a date not earlier than 10 days prior to the Closing Date, and a copy of the Bylaws of Buyer;

(b)            a certificate of good standing of Buyer issued as of a date not earlier than 10 days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c)            a certificate of the secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the Certificate of Incorporation and Bylaws delivered pursuant to Section 3.3(a), (ii) no amendments to such Certificate of Incorporation and Bylaws of Buyer have been made, and (iii) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Deposit Escrow Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby;

(d)            a completed Form W-9 duly executed by Buyer;

(e)            the Buyer Ancillary Agreements duly executed by Buyer;

(f)            the certificate of Buyer contemplated by Section 7.3(c), duly executed by an authorized officer of Buyer; and

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(g)           an incumbency and specimen signature certificate with respect to the officers of Buyer executing this Agreement, or any other document delivered pursuant to the terms of this Agreement, on behalf of Buyer.

Section 3.4            Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 7.1 and Section 7.3, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer all of the following:

(a)           a copy of the Amended and Restated Articles of Organization of Seller certified by the Secretary of State of the State of Indiana as of a date not earlier than 10 days prior to the Closing Date and a copy of the Fifth Amended and Restated Limited Liability Company Agreement of Seller;

(b)           a copy of the Certificate of Formation of the Company, as amended, certified by the Secretary of State of the State of Mississippi as of a date not earlier than 10 days prior to the Closing Date and a copy of the Second Amended and Restated Limited Liability Company Agreement of the Company;

(c)           a certificate of good standing of Seller issued as of a date not earlier than 10 days prior to the Closing Date by the Secretary of State of the State of Indiana;

(d)           a certificate of good standing of the Company issued as of a date not earlier than 10 days prior to the Closing Date by the Secretary of State of the State of Mississippi;

(e)           a certificate of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the Amended and Restated Articles of Organization and Fifth Amended and Restated Limited Liability Company Agreement delivered pursuant to Section 3.4(a), (ii) no amendments to such Amended and Restated Articles of Organization and Fifth Amended and Restated Limited Liability Company Agreement have been made, (iii) the resolutions of the Board of Managers and the sole member of Seller authorizing the execution, delivery and performance of this Agreement, the Deposit Escrow Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby, (iv) the resolutions of the Board of Managers Majestic Holdco, LLC, a Delaware limited liability company and the sole member of Seller (“Majestic Holdco”), authorizing the execution, delivery and performance of this Agreement, the Deposit Escrow Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby, and (v) the resolutions of the members of Majestic Holdco necessary to approve the transactions contemplated hereby.

(f)            a certificate of the secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to no further amendment to the Certificate of Formation, as amended, and Second Amended and Restated Limited Liability Company Agreement delivered pursuant to Section 3.4(b);

(g)           a completed Form W-9 duly executed by Seller;

(h)           the Seller Ancillary Agreements duly executed by Seller;

(i)            the certificate of Seller contemplated by Section 7.2(d), duly executed by an authorized officer of Seller;

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(j)            evidence, in a form reasonably satisfactory to Buyer, of the termination of the transactions set forth in Section 4.6 of the Seller Disclosure Letter and payment of any amounts owing by the Company to any Affiliate or Affiliated Person as of the Closing pursuant to such transactions set forth in Section 4.6 of the Seller Disclosure Letter; provided, however, the Parties acknowledge and agree that the transactions set forth in Section 4.6 of the Seller Disclosure Letter that are subject to the terms of the Transition Shared Services Agreement, shall not be terminated, but rather shall be provided by Seller to Buyer, pursuant to the terms of such agreements;

(k)           an affidavit dated as of the Closing Date certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, substantially in the form of the sample certificate set forth in Treasury Regulation §1.1445-2(b)(2)(iv)(B);

(l)            evidence, in a form reasonably satisfactory to Buyer, of payment of all Indebtedness set forth in Section 2.6 of the Seller Disclosure Letter;

(m)          for the Real Property, a commitment for the issuance of a 2006 form ALTA owner’s title insurance policy, issued at Seller’s sole cost and expense from Chicago Title Insurance Company (the “Title Commitment”) and showing no Encumbrance or other restriction other than Permitted Encumbrances, it being agreed that Buyer shall bear the full cost of (i) any premium associated with the title insurance policy contemplated by such commitment for title insurance and any endorsements thereto, and (ii) any title insurance policy obtained for the benefit of any lender of Buyer and endorsements thereto; provided, however, that the Company shall deliver any reasonable and customary seller’s affidavits required by the title insurance company to issue the title insurance policy;

(n)           a signed resignation by each member of the Board of Managers and the officers of the Company;

(o)           a written instruction signed by Seller directing the Company to transfer on its book and records the ownership of all of the Purchased Interests from Seller to Buyer;

(p)           the minutes of the Company; provided, for avoidance of doubt, that Seller’s delivery, without redactions, of those portions that directly govern the Company of the joint minutes of Seller and Majestic Holdco and their respective subsidiaries shall be sufficient under this Section 3.4(p) notwithstanding the redaction or deletion therefrom of any portion of such joint minutes that does not govern the Company;

(q)           to the extent original paper certificates have been issued therefor and, to Seller’s Knowledge, are not then lost, destroyed or mutilated, such original paper certificates for the Company Permits that are then issued and effective; provided, however, that if such original paper certificates for such Company Permits are then located at the Real Property or Vessel, they shall be deemed delivered by Seller to Buyer at the Closing pursuant to this Section 3.4(q);

(r)            a receipt evidencing payment by Buyer of the Purchase Price and Seller’s receipt thereof, subject to the Final Working Capital Adjustment to be made pursuant to Section 2.5(d); and

(s)           evidence, in a form reasonably satisfactory to Buyer (which may be in the form of a pay-off letter), of release of, or agreement to release, all Encumbrances (other than any Permitted Encumbrance) on the Purchased Interests, Real Property or assets of the Company relating to (i) the Company’s guarantee of the Seller Parent Second Lien Senior Secured Notes (the “Guarantee”) and (ii) the Seller Parent Credit Facility.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Each of Seller and the Company, as applicable, hereby represents and warrants to Buyer as of the date of this Agreement, except as set forth herein or in the disclosure letter delivered by Seller to Buyer on the date of this Agreement (the “Seller Disclosure Letter”), as follows:

Section 4.1            Organization of Seller and the Company; Subsidiaries and Investments.

(a)           Seller is validly existing and in good standing under the Laws of the State of Indiana. True and complete copies of the Amended and Restated Articles of Organization, as amended, and the Fifth Amended and Restated Limited Liability Company Agreement, as amended, of Seller have been delivered to Buyer.

(b)           The Company is validly existing and in good standing under the Laws of State of Mississippi. True and complete copies of the Certificate of Formation, as amended, and the Second Amended and Restated Limited Liability Company Agreement, as amended, of the Company have been delivered to Buyer. The Company does not conduct business in any jurisdiction other than the State of Mississippi.

(c)           The Company does not, directly or indirectly (i) own, of record or beneficially or have any Contract to acquire, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity, or (ii) control any corporation, partnership, limited liability company, joint venture or other entity.

Section 4.2            Authority; No Conflict; Required Filings and Consents.

(a)           Each of Seller and the Company has all necessary company power and authority to enter into this Agreement, the Seller Ancillary Agreements and the Deposit Escrow Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the Seller Ancillary Agreements and the Deposit Escrow Agreement by Seller and Company, as applicable, and the consummation by Seller and Company of the transactions contemplated by this Agreement have been duly authorized by all necessary company action on the part of Seller and Company, as applicable. Each of this Agreement, the Seller Ancillary Agreements and the Deposit Escrow Agreement have been, or, as applicable, will be prior to the Closing, duly executed and delivered by Seller and, assuming the valid execution and delivery by all counterparties thereto, will constitute a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(b)           The execution and delivery of this Agreement by each of Seller and the Company does not, and the consummation by each of Seller and the Company of the transactions contemplated by this Agreement will not (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Seller or of the Company or (ii) except as set forth in Section 4.2(b) of the Seller Disclosure Letter or as would not reasonably be expected to result in the material violation or material breach of, conflict with or constitute a material default (or give rise to a right of termination, cancellation, payment) under, require notice, consent or waiver under, any of the terms, conditions or provisions of any Material Contract to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or materially modify, any permit, concession, franchise, license, judgment or Law applicable the Company or its properties or assets.

(c)           No consent, approval, order or authorization of any Governmental Entity is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement by Seller and the Company or the consummation by Seller and the Company of the transactions contemplated by this Agreement, except for (i) any Gaming Approvals or filing of notices required under the Gaming Laws or by any Gaming Authority, (ii) such consents, approvals, orders or authorizations related to, or arising out of, compliance with any Laws regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations on the Real Property, (iii) such other consents, approvals, orders or authorizations as may be required under the Laws of any jurisdiction in which the Company conducts any business or owns any property or assets the absence of which would not delay or prevent the consummation of the transactions contemplated by this Agreement and which are not material to the operation and support of the Business, (iv) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Seller or the Company to perform their respective obligations under this Agreement and each Seller Ancillary Agreement, and (v) any consents, approvals, orders or authorizations required to be obtained by Buyer or any of its Subsidiaries, their respective Affiliates and Gaming Representatives and their respective Affiliates’ Gaming Representatives (including Gaming Approvals).

Section 4.3            Capitalization. Seller is, and will be on the Closing Date, the owner of all of the Purchased Interests, which constitute all of the issued and outstanding membership interests of the Company. All the Purchased Interests of the Company have been duly authorized and are validly issued, and no amounts are owing with respect thereto. No other membership interests of the Company are issued and outstanding, and no Person has any right, option, warrant, subscription, profit participation or other right to purchase or otherwise acquire any membership interests in the Company or any securities or other interest convertible into or exchangeable for any such interests or to receive any payments based upon the equity value of the Company. Except for this Agreement, there are no Contracts relating to the issuance, sale, redemption, voting or transfer of the Purchased Interests or other securities of the Company.

Section 4.4            Financial Information; Controls; No Undisclosed Liabilities.

(a)           Section 4.4(a) of the Seller Disclosure Letter contains a true and complete copy of the Financial Statements and the Latest Balance Sheet (together with the Financial Statements, the “Financial Information”). Except as noted therein and except for normal period end adjustments, the Financial Information was prepared in accordance with U.S. generally accepted accounting principles in effect at the time of such preparation applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes to such financial statements) and fairly presents in all material respects the financial position and results of operations and cash flows of the Company as of the dates or for the periods represented by such Financial Information, all in accordance with GAAP (subject, in the case of the Latest Balance Sheet, to the absence of statements of results of operations, cash flows and members equity/deficit and, in the case of the Quarterly Financial Information, if any, and the Latest Balance Sheet, to the absence of footnotes and to normal year-end and periodic reclassifications and adjustments).

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(b)           Other than (i) as and to the extent reflected or reserved for on the date of the Audited Annual Financial Information or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Audited Annual Financial Information, the Company has no Liabilities which are of a nature required by the Agreed Accounting Principles to be reflected in a balance sheet or the notes thereto, except for (A) Liabilities set forth on Section 4.4(b) of the Seller Disclosure Letter, (B) Liabilities as to which no disclosure is required pursuant to any Section of the Seller Disclosure Letter because the Liability involves an amount which is less than the specific dollar threshold above which disclosure on such Section of the Seller Disclosure Letter is required, (C) Liabilities under any Material Contract, but only to the extent that such Liabilities do not relate to a breach of such Material Contract prior to the Closing, and (D) other Liabilities in an amount not in excess, individually or in the aggregate, of $100,000.

(c)           Section 4.4(c) of the Seller Disclosure Letter sets forth the principal amount of, and, as of the date of the Latest Balance Sheet, all accrued and unpaid interest on, all Indebtedness of the Company and the instruments pursuant to which the Company is responsible or liable for such Indebtedness (whether as obligor, guarantor, or surety).

(d)          The Company maintains internal controls relevant to the preparation and fair presentation of its financial statements that are free from material misstatement. In connection therewith, the Company believes that its internal controls and procedures are sufficient to provide reasonable, but not absolute, assurances that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements; (iii) the reporting of its assets is compared with existing assets at regular intervals, except for the Company’s personal property since no fixed asset tracking system exists, and (iv) accounts, notes and other receivables and inventory are recorded accurately in all material respects, subject to estimates for allowances in the case of receivables, and proper and adequate procedures are implemented to effect the collection thereof on a timely basis.

Section 4.5            Absence of Certain Changes or Events.

(a)           Between the date of the Audited Annual Financial Information and the date of this Agreement, there has been no change, event or development that has had a Company Material Adverse Effect, disregarding for this purpose any matter that has been set forth in the Seller Disclosure Letter.

(b)           Except as set forth in Section 4.5(b) of the Seller Disclosure Letter, between the date of the Audited Annual Financial Information and the date of this Agreement, the Company has conducted the Business in all material respects in, and has not entered into any material transaction other than in accordance with, the ordinary course of business consistent with past practice. Except as set forth in Section 4.5(b) of the Seller Disclosure Letter, between the date of the Audited Annual Financial Information and the date of this Agreement, the Company has not:

(i)            made any fundamental change in the Business or operations of the Company with respect to the Business;

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(ii)           adopted any amendment to its Certificate of Formation, as amended, and Second Amended and Restated Limited Liability Company Agreement or other applicable governing documents;

(iii)          sold, pledged, leased, granted or encumbered any of its property, including the Real Property and the Vessel, or any of its assets or equity interests in any other Person, except for (A) sales of current assets in the ordinary course of business consistent with past practice, (B) Permitted Encumbrances and (C) other sales that do not exceed, in the aggregate, $50,000;

(iv)          exercised any option to purchase, sell or lease (whether as lessor or lessee) real property or any option to extend a lease (except for any extension of a lease of real property, which, by its terms, occurs automatically and which does not change the terms of such lease);

(v)           incurred, assumed, or modified any Indebtedness;

(vi)          canceled any debts owed to or claims held by the Company with respect to the Business (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice and debts owed or claims held which do not exceed $250,000 in the aggregate;

(vii)         subjected any of its properties, assets or membership interests to a Lien, other than Permitted Encumbrances;

(viii)        authorized for issuance, issued, sold or delivered (A) any equity or voting interest in the Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any equity or voting interest in the Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any equity or voting interest in the Company;

(ix)          split, combined, redeemed, reclassified, purchased or otherwise acquired, directly or indirectly, any equity or voting interest in the Company, or made any other change in the capital structure of the Company;

(x)           acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xi)          made any capital expenditure or commitment therefor, entered into any capital leases or otherwise acquired any assets or properties except in accordance with the capital expenditure budget included in Section 4.5(b)(xi) of the Seller Disclosure Letter;

(xii)         failed to maintain insurance coverage relating to the Real Property or the Vessel;

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(xiii)         become aware, to Seller’s Knowledge, of material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting the Real Property or the Vessel.

(xiv)         except in the ordinary course of business, modified or rescinded any of the Company Permits, or failed to use commercially reasonable efforts to obtain any renewal or extension, as may be required by Law, of any Company Permits;

(xv)          subjected the Company to any bankruptcy, receivership, insolvency or similar proceedings and related payments and transactions;

(xvi)         made any change in any method of accounting or auditing practice other than those required by GAAP;

(xvii)        other than as required by applicable law or the terms of a Material Contract or such contract, terminated any contract that would be a Material Contract if it were in effect on the date of this Agreement;

(xviii)       except as required by applicable Law, prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 6.13 or accelerating deductions to periods for which the Company is liable pursuant to Section 6.13);

(xix)         made any loans, advances or capital contributions to, or investments in, any other Person other than advances to employees for incidental expense reimbursements in the ordinary course of business;

(xx)          entered into any transaction with any Affiliate or Affiliated Person, except in the ordinary course of business and consistent with past practice or as set forth in Section 4.6 of the Seller Disclosure Letter;

(xxi)         adopted, terminated or, except as required by applicable Law or the terms of any Company Benefit Plan or with respect to amendments that do not materially increase the Company’s expense, amended any Company Benefit Plan;

(xxii)        except (A) as required by any Contract or any Company Benefit Plan, in each case, as in effect at such time, (B) as required by applicable Law at such time, (C) for the Stay Bonuses, or (D) merit-based bonuses or pay raises made in the ordinary course of business consistent with past practices, awarded or increased any bonuses, salaries, or other compensation to any Employee, or entered into or amended or modified any employment, severance or similar Contract with any Employee; or

(xxiii)       authorized, committed or agreed to take any of the foregoing actions.

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Section 4.6            Affiliate Transactions. Except as set forth in Section 4.6 of the Seller Disclosure Letter, no current or former Affiliate of the Company or, to Seller’s Knowledge, a Family Member of any of the foregoing (each, an “Affiliated Person”) (i) is a party to any Contract with the Company, (ii) owns any asset, tangible or intangible, that is used in the Business, or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company. No current Affiliate of the Company has any direct or indirect material interest in, or is or was, a director, officer or employee of any Person that is, a supplier, lessor, lessee, debtor, creditor or competitor of, the Company. To Seller’s Knowledge, no Employee is a Family Member of any Affiliate of the Company. Section 4.6 of the Seller Disclosure Letter sets forth a description of all material services provided by any Affiliate of the Company to the Company.

Section 4.7            Title to Assets; Availability of Assets. Except with respect to the Real Property and the Vessel (which are the subjects of representations in Section 4.17) and Intellectual Property (which is the subject of representations in Section 4.9), and assets leased by the Company,

(a)           the Company has good lawful title to all of its other tangible assets, free and clear of all Encumbrances, except for Permitted Encumbrances; and

(b)           the assets and properties owned or leased by the Company constitute in all material respects all the assets and properties used in the operation of the Business as currently conducted and are in Serviceable Condition except as otherwise set forth in Section 4.7(b) of the Seller Disclosure Letter.

Section 4.8            Leases of Personal Property. Section 4.8 of the Seller Disclosure Letter contains a list of each lease or other agreement or right, whether written or oral, under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of 90 days or less or which, individually, involves the payment by the Company of rentals of less than $50,000 per year and has a term of less than one (1) year. Notwithstanding the foregoing, Section 4.8 of the Seller Disclosure Letter contains a list and description of all leases and other agreements related to the Business with respect to slot machines, gaming devices and slot systems.

Section 4.9            Intellectual Property.

(a)           Section 4.9(a) of the Seller Disclosure Letter contains a correct and complete list of all of the following that are owned by Seller and used by the Company in the conduct of the Business: (i) all issued United States and foreign patents and pending patent applications, (ii) all registered United States, state and foreign trademarks, service marks, certification marks, trade dress, trade names, brand names, slogans, logos and Internet domain names and all pending applications for registration of the same, (iii) all registered United States and foreign copyrights and pending applications for registration of the same, and (iv) all material computer software used in connection with the operation of the Business as presently conducted.

(b)           The Company owns, free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest in and to, or has the right to use, all Company Intellectual Property. Except as set forth in Section 4.9(b) of the Seller Disclosure Letter, the Company Intellectual Property constitutes all of the Intellectual Property used in the Business as it is currently conducted. Except as set forth in Section 4.9(b) of the Seller Disclosure Letter, there are no Legal Proceedings against the Company presently pending, or to Seller’s Knowledge, threatened against the Company (i) challenging the ownership, use, validity, enforceability or registrability of any of the Company Intellectual Property owned by the Company; (ii) alleging that the Company infringes, misappropriates or violates any Third Party Intellectual Property; or (iii) challenging the license or legally enforceable right of the Company to use Third Party Intellectual Property.

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(c)           Except as set forth in Section 4.9(c) of the Seller Disclosure Letter, to Seller’s Knowledge, the Company has not infringed, misappropriated or violated and the operation of the Business as currently conducted does not infringe, misappropriate or violate any Third Party Intellectual Property, and neither the Company nor Seller has received any written notices or threats alleging that the Company or the operation of the Business has infringed, misappropriated or violated any Third Party Intellectual Property. Except as set forth in Section 4.9(c) of the Seller Disclosure Letter, to Seller’s Knowledge, no third party has infringed, misappropriated or violated any of the Company Intellectual Property owned by the Company or is currently doing the same.

(d)           Except as set forth in Section 4.9(d)of the Seller Disclosure Letter, the Company owns or licenses all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in the conduct of the Business in all material respects (the “Company IT Systems”) and such Company IT Systems perform the information technology operations used in the operation of the Business as currently conducted in all material respects.

(e)           The Company owns, free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest in and to the Customer Database. The Customer Database in its entirety is exclusive to customers of the Business. Seller maintains or maintained separate, independent databases for customers of the Business and of Seller’s Other Casinos. Seller does not use, and, since December 1, 2011, has not used, the Customer Database at Seller’s Other Casinos; provided, for the avoidance of doubt, that in cases when a particular individual customer of the Business may appear in multiple of Sellers’ databases (e.g. because such individual customer is or was a customer of more than one of Sellers’ casinos), Seller may so use or have so used, including by inclusion in Seller’s separate, independent databases for Seller’s Other Casinos, information concerning such individual customer that also appears in the Customer Database. Since December 1, 2011, except in the ordinary course of the Business or pursuant to Law, order or regulation of a Governmental Entity, neither Seller nor the Company have provided or disclosed the Customer Database or any copy thereof to any Person other than Seller, Company and Majestic Holdco; provided, for the avoidance of doubt, that in cases when a particular individual customer of the Business may appear in multiple of Sellers’ databases (e.g. because such individual customer is or was a customer of more than one of Sellers’ casinos), Seller may have so provided or disclosed, including by inclusion in Seller’s separate, independent databases for Seller’s Other Casinos, information concerning such individual customer that also appears in the Customer Database.

Section 4.10          Material Contracts.

(a)           Section 4.10(a) of the Seller Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which the Company is a party or by which it is otherwise bound:

(i)            for the purchase, sale or lease (whether as lessor or lessee) of real property or any option to purchase or sell real property;

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(ii)           for capital expenditures and purchase of associated materials of more than $50,000 for any project or series of related projects then ongoing (or groups of related Contracts therefor);

(iii)          providing for the acquisition or disposition of any assets, in each case involving more than $25,000;

(iv)          related to the licensing of Third Party Intellectual Property, other than commercially available software licensed under a shrink-wrap or click-through license agreement, material to the operation of the Business as presently conducted;

(v)           relating to Indebtedness of the Company;

(vi)          limiting the ability of the Company to engage in any line of business or compete with any Person;

(vii)         between the Company and any of the Company’s Affiliates or Affiliated Persons;

(viii)        with any (i) current officer, manager or employee of the Company including agreements relating to the payment of Stay Bonuses or (ii) former officer, manager or employee of the Company for which the Company has continued obligations;

(ix)          granting or evidencing a Lien (other than Permitted Encumbrances) on any assets owned by the Company and used in the Business;

(x)           involving a loan or advance to, or investment in, any Person, other than in the ordinary course of business;

(xi)          under which any Person guarantees Indebtedness of the Company;

(xii)         that by its terms (A) calls for aggregate payments or receipt by the Company under such Contract of more than $25,000 on an annual basis or which Seller or the Company reasonably anticipates will involve the payment or receipt by the Company of more than $25,000 on an annual basis and (B)(1) extends beyond the one year anniversary date of this Agreement, or (2) cannot be terminated with less than 90 days’ notice; and

(xiii)        creating a joint venture, limited liability company or partnership with any Person.

(b)           Except for purchase orders in the ordinary course of business, copies of each Contract required to be listed in Section 4.10(a) of the Seller Disclosure Letter or each contract entered into after the date of this Agreement of the type described in Section 4.10(a)(each, a “Material Contract”) have been or, in the case of Material Contracts entered into after the date of this Agreement, will be made available to Buyer. Each Material Contract is valid and binding upon the Company and, to Seller’s Knowledge, on all other parties thereto in accordance with its terms. To Seller’s Knowledge, each Material Contract is in full force and effect with regard to the Company, and there is no actual, alleged or threatened material breach or violation of or default by the Company under any of the Material Contracts. To Seller’s Knowledge, there is no current or threatened breach, violation of or default by any other Person under any of the Material Contracts. The Company is, as of the date of this Agreement, not renegotiating any of the Material Contracts, except in the ordinary course of business.

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Section 4.11          Litigation. Except as set forth in Section 4.11 of the Seller Disclosure Letter, there are no pending Legal Proceedings or series of related Legal Proceedings that have been commenced, or to Seller’s Knowledge, threatened, by or against Seller or the Company that relate to the Business. Except as set forth in Section 4.11 of the Seller Disclosure Letter, during the twelve month period preceding the date of this Agreement, neither Seller nor the Company has settled, through monetary payment or otherwise, any Legal Proceeding relating to the Business.

Section 4.12          Environmental Matters. Except as disclosed in Section 4.12 of the Seller Disclosure Letter, including any of the reports listed in Section 4.12(e) of the Seller Disclosure Letter:

(a)           To Seller’s Knowledge, the Company is in compliance with all applicable Environmental Laws and Environmental Permits (which compliance includes the possession by the Company of all Environmental Permits required under applicable Environmental Laws for the Operation of the Real Property, and compliance with the terms and conditions thereof), except for non-compliance which has not had, or would not reasonably be expected to have, a Company Material Adverse Effect;

(b)           Since December 1, 2011, the Company has not received any written communication from a Governmental Entity or any other Person that alleges that: (i) the Company is in violation in any material respect of any applicable Environmental Laws; (ii) any Hazardous Materials which the Company has generated, transported, released or disposed of has been found at any site at which any Person has conducted a remedial investigation, removal or other response action pursuant to any Environmental Laws; or (iii) the Company is or shall be a named party to any Legal Proceeding arising out of any third party’s incurrence of Damages of any kind whatsoever in connection with the presence or Release of Hazardous Materials on or from the Real Property;

(c)           For so long as the Company has owned the Real Property, no portion of the Real Property has been used for the handling, manufacturing, processing, storage, use, generation or disposal of Hazardous Materials, except as is customary or reasonably required for the operation of the Business and in compliance with applicable Environmental Laws;

(d)           There is no Environmental Claim pending or, to Seller’s Knowledge, threatened against the Company, the Real Property or the Vessel. To Seller’s Knowledge, there are no facts or conditions that would reasonably be expected to result in any Environmental Claim related to the Company, the Real Property or the Vessel;

(e)           Set forth in Section 4.12(e) of the Seller Disclosure Letter is a list of reports and studies produced or delivered at the direction of the Company, including all such reports and studies produced or delivered since December 1, 2011, relating to environmental conditions, Environmental Laws or Environmental Claims involving the Company or the Real Property (including any Phase I or Phase II inspections), and copies of such reports and studies have been delivered to Buyer;

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(f)           The representations and warranties in this Section 4.12 are Seller’s and Company’s sole and exclusive representations and warranties regarding environmental matters, Hazardous Materials, Environmental Laws and Environmental Permits.

Section 4.13          Permits; Compliance with Laws.

(a)           The Company holds, other than Environmental Permits, all material permits, registrations, findings of suitability, licenses, temporary licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws), necessary to conduct the Business, each of which is in full force and effect (the “Company Permits”). The Company is in compliance with the terms of the Company Permits in all material respects, including each of the conditions that are applicable and binding on the Company contained in the Gaming License. Except as set forth in Section 4.13 of the Seller Disclosure Letter, during the twelve month period preceding the date of this Agreement, the Company has not received a written notice of any material investigation or material review by any Governmental Entity with respect to the Company, the Real Property or the Vessel. To Seller’s Knowledge, in the last 12 months, no event has occurred which permits or would be reasonably likely to result in, or upon the giving of notice or passage of time, or both, would permit or would be reasonably likely to result in, revocation, non-renewal, material modification, suspension, material limitation or termination of any Company Permit that currently is in effect.

(b)           Except as set forth in Section 4.13(b) of the Seller Disclosure Letter, each of the Company’s managers, officers, key employees and Persons performing management functions similar to officers, with respect to the operation and support of the Business, hold, and since December 1, 2011, have held, all permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws or applicable liquor licensing Laws) necessary for their conduct of the Business and have otherwise been in compliance with applicable Gaming Laws, except for failures to hold such permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws) and non-compliance which would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Neither the Company nor, to Seller’s Knowledge, any of the Company’s Representatives, has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other Person, in the United States or any other country, in any manner related to the Business, which would be illegal under any applicable Law.

(d)           A copy of the Gaming License issued to the Company by the Mississippi Gaming Commission to conduct gaming operations in the State of Mississippi has been made available to the Buyer for its review and inspection.

(e)           The Company is in material compliance with all Laws and all judgments applicable to the Company, the Real Property and the Vessel, and neither the Company nor Seller has received any written communication from a Governmental Entity that remains pending or unresolved that alleges that the Company is not in compliance with any Law or judgment.

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(f)            The Company has not: (i) applied for a casino, racing or other gaming license or approval in any state or other jurisdiction and been denied; (ii) had any gaming license or approval revoked or failed to be renewed; or (iii) withdrawn an application to obtain a gaming license or approval or failed to apply to renew a gaming license or approval after being informed in writing by any Governmental Entity that the Company would be denied such a license or approval or renewal of a license or approval.

(g)           Notwithstanding anything contained in this Section 4.13, expressly excluded from the representations and warranties contained in this Section 4.13 are environmental matters (including any Environmental Laws and Environmental Permits), employee benefits matters and Tax matters.

Section 4.14          Labor Matters.

(a)           The Company is not a party to any labor union or collective bargaining agreement applicable to Employees, and neither Seller nor the Company is currently negotiating such an agreement. Except for any Material Contracts, the Company has a policy of at-will employment and employs each of its employees on an at-will basis. During the 24 months preceding the date of this Agreement, (i) the Company has been in material compliance with all applicable Laws relating to the employment of the Employees, including Laws relating to prices, wages, hours, discrimination in employment and collective bargaining, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing, and (ii) Seller and the Company have not received written notice or, to Seller’s Knowledge, threat of any unfair labor practice complaint or grievance; employment standards complaint; pay equity complaint; occupational health and safety charge; claim or investigation of wrongful (including constructive) discharge, employment discrimination or retaliation or sexual harassment against the Company.

(b)           Section 4.14(b) of the Seller Disclosure Letter contains a list of all Employees as of February 1, 2014, respective job title, and the then-current annual compensation of each such Employee.

(c)           The Company is and has been in compliance with the requirements of the WARN Act, has no liabilities or unfulfilled notice obligations pursuant to the WARN Act, and currently has no plans to undertake any action before the Closing that would require the delivery of notice to Employees under the WARN Act.

Section 4.15          Employee Benefits.

(a)           Section 4.15(a)of the Seller Disclosure Letter sets forth an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA, and (iii) all other material benefit plans, programs, arrangements, agreements and/or practices providing bonus, equity option, equity purchase, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, employment, severance, accrued leave, vacation, sick pay, sick leave, or supplemental retirement sponsored or maintained by the Company, or to which the Company contributes to (or is required to contribute to), for the benefit of any employee of the Company (each, an “Employee,” and collectively, the “Employees”) (all of the foregoing plans, programs, arrangements, agreements and practices, the “Company Benefit Plans”).

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(b)           With respect to each Company Benefit Plan, to the extent applicable, Seller has made available to Buyer copies of (i) the plan document, (ii) any associated trust, custodial, insurance or service agreements, (iii) in the case of any Company Benefit Plan for which Forms 5500 are required to be filed, the most recently filed Form 5500, (iv) the most recent summary plan description or other written explanation of each such plan distributed to participants or beneficiaries and (v) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recently received IRS determination or opinion letter unless such plan is a prototype plan in which the plan custodian has received the IRS’s determination that such plan is designed in accordance with the applicable sections of the Code.

(c)           Each Company Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Company Benefit Plan and with the requirements prescribed by applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code has been determined by the IRS to be so qualified or the Company may rely on an advisory opinion issued to the master and prototype sponsor or volume submitter for the plan documents under which such Company Benefit Plan is maintained, and nothing has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such qualification.

(d)           The Company does not participate, and since December 1, 2011 has not participated, in any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is covered or previously was covered by Title IV of ERISA, including any defined benefit plan, as defined in Section 3(35) of ERISA, or a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or is subject to Section 412 or 430 of the Code or Section 302 of ERISA. No Company Benefit Plan is a multiple employer welfare arrangement, as defined in Section 3(40)(A) of ERISA. There has been no failure of a Company Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code) which is reasonably expected to result in material liability to the Company.

(e)           Except as set forth on Section 4.15(e) of the Seller Disclosure Letter, with respect to any Company Benefit Plan, there are no pending or, to Seller’s Knowledge, threatened actions, suits or claims by or on behalf of any such Company Benefit Plan, by or on behalf of any Employee or beneficiary covered under any such Company Benefit Plan (other than routine claims for benefits arising in the ordinary course), and no Company Benefit Plan has since December 1, 2011 been the subject of an examination or audit by any Governmental Entity.

(f)           All amounts which the Company is required under applicable Law or under any Company Benefit Plan or any agreement relating to any Company Benefit Plan to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Company Benefit Plan ended prior to the date of this Agreement have been paid in full or have been timely reflected on the Latest Balance Sheet or accrued in the account records of the Company.

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(g)           Except as required under Section 601 et. seq. of ERISA or Section 4980B of the Code, no Company Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment.

(h)           Any arrangement of the Company that is subject to Section 409A of the Code has been administered in compliance with the requirements of Section 409A of the Code and has been amended to comply with the requirements of the final regulations under Section 409A of the Code. The Company does not have any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.

(i)            The execution, delivery and performance by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms of this Agreement will not, by themselves, (i) entitle any current or former Employee or officer or manager of the Company to any severance, transaction bonus, retention or other payment other than the Stay Bonuses, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, or (iii) result in any breach or violation of, or a default under, or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

Section 4.16          Taxes.

(a)           Except as set forth in Section 4.16(a) of the Seller Disclosure Letter, the Company is a disregarded entity for income tax purposes and has filed all Tax Returns (or Tax Returns have been filed) that it was required to file (or that were required to be filed) under applicable Laws with respect to the Company. All income and other material Taxes (including Taxes under any Gaming Laws) due and owed by the Company (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 4.16(a)of the Seller Disclosure Letter, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing since December 1, 2011 by a Tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor or member with respect to the Company, and all Forms W-2 and 1099 required with respect thereto have been filed.

(c)           Except as set forth in Section 4.16(c) of the Seller Disclosure Letter, since December 1, 2011 the Company has not received any written notices that any Tax Return of the Company has been or is currently the subject of an audit.

(d)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would be reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Tax Law).

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(f)          The Company is not a party to or bound by any Tax allocation or sharing agreement.

(g)          The Company (i) has not been a member of an affiliated group (within the meaning of Section 1504(a)(1) of the Code) filing a consolidated Tax Return, and (ii) has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(h)          The Company has not engaged in or otherwise participated in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation § 1.6011 4(b)(2).

Section 4.17         The Real Property and the Vessel.

(a)          The Company has good and marketable fee simple title with respect to its interest in the Real Property, free and clear of all Liens except Permitted Encumbrances. The Company has good and lawful title to the Vessel, free and clear of all Liens except Permitted Encumbrances. Except as set forth on Section 4.17(a) of the Seller Disclosure Letter, with respect to the Real Property and the Vessel:

(i)           neither the Company nor Seller has received notice of any current or pending regulatory proceedings or administrative actions relating to any portion of the Real Property;

(ii)          neither Seller nor the Company has received any notice of any violation of any applicable land use, health and building ordinances, or permits issued in connection therewith, relating to the Real Property, the Vessel and the use thereof;

(iii)         except for the Building Envelope Conditions, (a) the Vessel and the buildings, structures and other improvements on the Real Property (collectively, the “Structures”) are, to Seller’s Knowledge, free from material defects and (b) the heating, cooling, plumbing, electrical, security and other material systems included in the Structures, are in good working condition, subject to ordinary wear and tear;

(iv)         to Seller’s Knowledge, there are no special, general or other assessments pending, threatened against or affecting the Real Property;

(v)          there are no pending condemnation proceedings relating to the Real Property or the Vessel nor, to Seller’s Knowledge, have any condemnation proceedings been threatened;

(vi)         no portion of the Real Property is taxed on a combined basis with any real property that does not constitute part of the Real Property;

(vii)        the Company has not leased or otherwise granted to any Person the right to use or occupy the Real Property, the Vessel or any portion thereof or interest therein;

(viii)       to Seller’s Knowledge, none of the Structures violate any easement or restrictive covenant applicable to the Company or the Real Property;

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(ix)          to Seller’s Knowledge, the current uses of the Real Property are permitted under applicable zoning Laws, subdivision ordinances, and other applicable land use laws and regulations;

(x)           to Seller’s Knowledge, there is not any circumstance permitting any contractor or materialman to record a mechanic’s or materialman’s lien against the Real Property or a maritime lien against the Vessel; and

(xi)          there are no outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein.

(b)          Except as set forth in Section 4.17(b) of the Seller Disclosure Letter, the Company does not lease any real property.

(c)          The Company does not hold any options or rights to acquire any real property.

(d)          The Real Property constitutes all real property owned by the Company.

Section 4.18         Insurance. Set forth in Section 4.18 of the Seller Disclosure Letter is an accurate and complete list of each insurance policy which covers the Company or its business, properties, assets or employees. Such policies are in full force and effect, and all premiums thereon have been paid, financed or deferred as permitted by the applicable insurance company. The Company has not received any written notice of cancellation or non-renewal of any such policy or arrangement. Seller has delivered to Buyer copies of all policies required to be listed on Section 4.18 of the Seller Disclosure Letter.

Section 4.19         Brokers. Except for Houlihan Lokey, Inc., a California corporation, neither Seller, the Company nor any of their respective Affiliates has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Seller, or an Affiliate of Seller, shall have the sole obligation to pay Houlihan Lokey, Inc. any and all fees, commissions and finder fees in connection with this transaction.

Section 4.20         Specially Designated Nationals and Blocked Persons. None of Seller, the Company or any holder of any equity or other interest in Seller is listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control, the Department of the Treasury or included in any executive orders.

Section 4.21         No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Seller, Company or any other Person has made or makes hereby any other express or implied representation or warranty, either in writing or orally, on its own behalf or on behalf of Seller or Company, including any representation or warranty arising by implication, under Law or otherwise. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as follows:

Section 5.1            Organization. Buyer is validly existing and in good standing under the Laws of the State of Delaware. True and complete copies of the Certificate of Incorporation, as amended, and Bylaws, as amended, of Buyer have been delivered to Seller.

Section 5.2            Authority; No Conflict; Required Filings and Consents.

(a)           Buyer has all necessary corporate power and authority to enter into this Agreement, the Buyer Ancillary Agreements and the Deposit Escrow Agreement to which it is a party and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the Buyer Ancillary Agreements and the Deposit Escrow Agreement to which they are a party and the consummation by Buyer of the transactions contemplated by this Agreement, the Deposit Escrow Agreement and the Buyer Ancillary Agreements to which they are a party have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Buyer. Each of this Agreement, the Deposit Escrow Agreement and the Buyer Ancillary Agreements to which they are a party, has been, or, as applicable, will be prior to Closing, duly executed and delivered by Buyer and, assuming the valid execution and delivery by all counterparties thereto, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation, bylaws or other organizational document of Buyer, (ii) result in any violation or breach of, conflict with or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, payment or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the creation of any Lien on any of the properties of Buyer under, any of the terms, conditions or provisions of any material Contract or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.2(c), contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate or modify, in each case in any material respect, any permit, concession, franchise, license, judgment or Law applicable to Buyer or any of its properties or assets.

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(c)           No consent, approval, order or authorization of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement, except for (i) any Gaming Approvals or filing of notices required under the Gaming Laws or by any Gaming Authority, (ii) such consents, approvals, findings, orders or authorizations related to, or arising out of, compliance with any Laws regulating the consumption, sale or serving of alcoholic beverages, (iii) such other consents, approvals, findings, orders and authorizations as may be required under the Laws of any jurisdiction in which Buyer conducts any business or owns any property or assets, the absence of which would not delay or prevent the consummation of the transactions contemplated by this Agreement, (iv) the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations under this Agreement and each Buyer Ancillary Agreement, and (v) any consents, approvals, findings, orders or authorizations required to be obtained by Seller or any of its Subsidiaries, their respective Affiliates and Gaming Representatives and their respective Affiliates’ Gaming Representatives (including Gaming Approvals).

Section 5.3            Additional Compliance Matters.

(a)           Buyer has never been denied, or had limited, terminated, suspended or revoked or voluntarily or otherwise withdrawn an application for, a gaming license by any Governmental Entity or had any disciplinary action taken against any gaming license in any jurisdiction, foreign or domestic. None of Buyer’s or any of its Affiliates’ respective Gaming Representatives who are required to be licensed, found suitable under Gaming Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement has ever been denied, or had limited, terminated, suspended or revoked or voluntarily or otherwise withdrawn an application for, a gaming license by any Governmental Entity. Buyer and its Affiliates and Gaming Representatives and their respective Affiliates Gaming Representatives who are required to be licensed or found suitable under Gaming Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement are in good standing with the Gaming Authorities in each of the jurisdictions in which Buyer or any of its Affiliates owns or operates gaming facilities.

(b)           To Buyer’s Knowledge, none of Buyer’s or any of its Affiliates’ respective Gaming Representatives who are required to be licensed or found suitable under Gaming Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement has ever been convicted in a criminal proceeding or has been named the subject of a pending criminal proceeding that constituted a felony under the Laws of any jurisdiction or constituted a misdemeanor involving a gambling-related offense or theft by deception offense (including embezzlement and other thefts using fraud, trickery, scams, con game, illegal schemes, etc.), or involving fraud or misrepresentation (including bad checks, fraud, forgery, perjury, tax or welfare fraud and crimes involving false documentation).

Section 5.4            Compliance with Gaming and Liquor License Laws.

(a)           Buyer and its Subsidiaries, and to Buyer’s Knowledge, each of such entity’s respective Gaming Representatives who are required to be licensed or found suitable under Gaming Laws or applicable liquor licensing Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement currently hold all material permits, registrations, findings of suitability, licenses, temporary licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities under the Gaming Laws and applicable liquor licensing Laws necessary to conduct the current business and operations of such entities, each of which is in full force and effect in all material respects (collectively, the “Buyer Permits”), and, no event has occurred that (with or without the giving of notice or passage time, or both) permits revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit held by Buyer or any of its Subsidiaries or, to Buyer’s Knowledge, of any Buyer Permit held by any Gaming Representative who is required to be licensed or found suitable under Gaming Laws or applicable liquor licensing Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement of Buyer or any of its Subsidiaries, in each case that currently is in effect. Buyer and each of its Subsidiaries, and, to Buyer’s Knowledge, each of their respective Gaming Representatives who is required to be licensed or found suitable under Gaming Laws or applicable liquor licensing Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, is currently in compliance, in all material respects, with the terms of the Buyer Permits.

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(b)           None of Buyer or any of its Subsidiaries has received written notice of any material investigation or review by any Governmental Entity under any Gaming Law with respect to Buyer or any of its Subsidiaries that is pending, and, to Buyer’s Knowledge, no material investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same.

(c)           None of Buyer nor any of its Subsidiaries, nor, to Buyer’s Knowledge, any director (only with respect to the business of Buyer) or officer of Buyer that is required to be licensed or found suitable under Gaming Laws or applicable liquor licensing Laws has received any claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past five years under, or relating to their respective violation or possible violation of, any Gaming Laws or applicable liquor licensing Laws.

(d)           Buyer has no reason to believe that all Gaming Approvals necessary for it to purchase the Purchased Interests, otherwise consummate the transactions contemplated by this Agreement and operate the Business immediately after the Closing will not be obtained in the ordinary course and without unusual delay or expense.

Section 5.5            Securities Act Representations. Buyer is acquiring the Purchased Interests for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the Purchased Interests otherwise than pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws. Buyer has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchased Interests.

Section 5.6            Financial Ability to Perform. Buyer will have sufficient funds on hand and available at the Closing to pay the Purchase Price in full and to otherwise permit Buyer to consummate the transactions contemplated by this Agreement.

Section 5.7            Litigation. There are no pending Legal Proceedings that have been commenced, or, to Buyer’s Knowledge, threatened, by or against Buyer or any of its Subsidiaries before any Governmental Entity, which, if determined adversely, would reasonably be expected to prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement.

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Section 5.8            Brokers. Except for Macquarie Capital (USA) Inc., neither Buyer nor any of its Affiliates has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Buyer or an Affiliate of Buyer shall have the sole obligation to pay Macquarie Capital (USA) Inc. any and all fees, commissions and finder fees in connection with this transaction.

Section 5.9            Specially Designated Nationals and Blocked Persons. None of Buyer or any holder of any equity or other interest in Buyer is listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control, the Department of the Treasury or included in any executive orders.

Section 5.10          No Tax Shelter. Buyer has no plan or intention to take any action with respect to the Company subsequent to the Closing that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notices 2001-16 and 2008-111.

Section 5.11          Buyer Investigation, Reliance, No Additional Representations. Buyer acknowledges that it has had the opportunity to conduct and has conducted sufficient due diligence investigations with respect to the Company and its assets, including with respect to the condition of the Real Property and the Vessel. Buyer further acknowledge that in entering into this Agreement it is relying solely on the express representations and warranties set forth in ARTICLE IV of this Agreement and its own due diligence investigations and, except as expressly set forth in ARTICLE IV of this Agreement (as modified by the Seller Disclosure Letter), neither the Company nor Seller has made, nor shall the Company or Seller be deemed to have made, any representation, warranty, covenant or agreement, express or implied, in law or in equity, written or oral, with respect to Seller, the Company or any of their respective financial condition, assets, Liabilities or operations, the Business or the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.

ARTICLE VI

COVENANTS

Section 6.1            Closing Efforts. From the date of execution of this Agreement and until the Closing or the earlier termination of this Agreement, each Party shall use its reasonable best efforts (or such lesser standard of effort as this Agreement may expressly provide for any certain action) (a) diligently to pursue the Closing of the transactions contemplated by this Agreement; (b) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy, or to cause to be satisfied, as soon as possible all the conditions to Closing contained in ARTICLE VII and to consummate all the transactions contemplated in this Agreement, including the execution and delivery of the Seller Ancillary Agreements, Buyer Ancillary Agreements and Deposit Escrow Agreement; and (c) subject to Section 3.1, to effect the Closing when all applicable conditions to Closing contained in ARTICLE VII have been satisfied or waived.

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Section 6.2           Conduct of Business of the Company.

(a)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall (except to the extent that Buyer shall otherwise consent in writing, which consent will not be unreasonably withheld, conditioned or delayed) cause the Company to use commercially reasonable efforts to (i) carry on its business diligently in the ordinary course consistent with past practice, (ii) pay its debts, Taxes and other obligations when due except to the extent of any lawful extension of time for the payment thereof or any amount thereof that is in good-faith dispute, (iii) maintain in effect the Company Permits, (iv) maintain the assets used in the Business in Serviceable Condition, consistent with past practices and (v) maintain the business organization of the Company intact. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall not, and shall cause the Company and its respective Affiliates not to, attempt to persuade or solicit any Employee, not to continue his or her employment with the Company after the Closing.

(b)          Without limiting the generality of Section 6.2(a), except as required by applicable Law, required by this Agreement or as disclosed in Section 6.2(b) of the Seller Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed and which may only be withheld with respect to acts that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect), Seller agrees that it will cause the Company not to:

(i)            make any fundamental change in the Business or operations of the Company with respect to the Business that are inconsistent with past practices;

(ii)           adopt any amendment to its Certificate of Formation, as amended, Second Amended and Restated Limited Liability Company Agreement or other applicable governing documents;

(iii)          sell, pledge, lease, grant or encumber any of its property, including the Real Property and the Vessel, or any of its assets or membership interests to any other Person, except for (A) sales of current assets in the ordinary course of business consistent with past practice, (B) Permitted Encumbrances, and (C) other sales, pledges, leases, grants or encumbrances that do not exceed, in the aggregate, $50,000;

(iv)          exercise any option to purchase, sell or lease (whether as lessor or lessee) real property or any option to extend a lease of real property (except for any extension of a lease of real property, which, by its terms, occurs automatically and which does not change the terms of such lease);

(v)           incur, assume or modify any Indebtedness other than Seller’s modification or refinancing of the Seller Parent Credit Facility and/or the Seller Parent Second Lien Senior Secured Notes, provided that such modification or refinancing does not impose any Lien on any property or assets of the Company or otherwise restrict the operation of the Business other than such Liens or restrictions that will be released and terminated at Closing;

(vi)          cancel any debts owed to or claims held by the Company with respect to the Business (including the settlement of any claims or litigation) other than (A) intercompany debts to be cancelled or otherwise terminated prior to the Closing Date, or (B) debts owed or claims held which do not exceed $250,000, or (C) in the ordinary course of business consistent with past practice;

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(vii)         subject any of its properties, assets or membership interests to a Lien, other than Permitted Encumbrances and Liens in existence on the date of this Agreement;

(viii)        authorize for issuance, issue, sell or deliver (A) any equity or voting interest in the Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any equity or voting interest in the Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any equity or voting interest in the Company;

(ix)          split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity or voting interest in, the Company, or make any other change in the capital structure of the Company;

(x)           acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xi)          except as set forth in Section 6.2(b) of the Seller Disclosure Letter and as may be necessary or advisable, in the Company’s and Seller’s discretion, to comply with or perform under the representations, warranties, covenants, agreements and conditions in this Agreement, make any material capital expenditure or commitment therefor, enter into any capital leases or otherwise acquire any material capital assets or properties, or fail to make any capital expenditure or commitment therefor provided on Section 6.2(b) of the Seller Disclosure Letter; provided, however, that, if as of the time immediately before the Closing, the Company shall not have made all of the capital expenditures or commitments therefor provided on Section 6.2(b) of the Seller Disclosure Letter, then, rather than make such capital expenditure or commitment, the Purchase Price shall be reduced by the aggregate amount of such capital expenditures and commitments therefor that the Company has not by then made (the “Capital Expenditure Shortfall Amount”) as provided in the calculation of the Closing Payment pursuant to Section 2.1, and the Company and Seller will be deemed to have fully performed and to be in full and complete compliance under this Section 6.2(b)(xi);

(xii)         modify or rescind any of the Company Permits or Environmental Permits, or fail to use commercially reasonable efforts to obtain any renewal or extension, as may be required by Law, of any Company Permits or Environmental Permits;

(xiii)        except for the Shared Contracts, materially modify or rescind (except in the exercise of its remedies thereunder) any of the Material Contracts, or fail to use commercially reasonable efforts to obtain any renewal or extension, as may be required of any Material Contract;

(xiv)        subject the Company to any bankruptcy, receivership, insolvency or similar proceedings and related payments and transactions;

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(xv)         make any change in any method of accounting or auditing practice other than those required by GAAP;

(xvi)        prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 6.13 or accelerating deductions to periods for which the Company is liable pursuant to Section 6.13);

(xvii)       make any loans, advances or capital contributions to, or investments in, any other Person other than advances to employees for incidental expense reimbursements in the ordinary course of business;

(xviii)      enter into any transaction with any Affiliate or Affiliated Person except in the ordinary course of business and consistent with past practice;

(xix)        adopt or, except as required by applicable Law or the terms of any Company Benefit Plan or with respect to amendments that do not materially increase the Company’s expense, amend any Company Benefit Plan other than as described in this Agreement;

(xx)         except (A) as required by any Contract or any Company Benefit Plan, in each case, as in effect on the date of this Agreement, (B) as required by applicable Law, (C) for the Stay Bonuses or (D) any one-time bonus not larger than $75,000 to any Employee, award or increase any bonuses, salaries, or other compensation to any Employee, or enter into or amend or modify any employment, severance or similar Contract with any Employee;

(xxi)        terminate, without cause, the employment of or hire any individual whose annual compensation exceeds or is reasonably expected to exceed $100,000;

(xxii)       enter into any Contract that would constitute a Material Contract other than supplier or vendor contracts for the purchase or lease of goods or services in the ordinary course of business;

(xxiii)      change in any material respect any of the Company’s current policies or practices relating to the extension of credit to customers to loosen standards for creditworthiness;

(xxiv)      fail to maintain the insurance coverage relating to the Real Property and the Vessel existing as of the date of this Agreement (however, if any such coverage shall be terminated or shall lapse, the Company shall use commercially reasonable efforts to procure substitute insurance policies with coverage substantially similar in amount and covered risks to the current policies);

(xxv)       modify the Customer Database other than to add, update or remove customer information in the ordinary course of business consistent with past practices;

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(xxvi)      provide or disclose the Customer Database or any copy thereof to any other Person; provided, however, that nothing in this Section 6.2 shall restrict the Company’s or Seller’s disclosure or use of the Customer Database in the ordinary course of business of the Company to carry on the Business as presently conducted or as may be required to be disclosed by Law, order or regulation of a Governmental Entity; or

(xxvii)     authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 6.2.

(c)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller agrees that it shall cause the Company to operate the Business in compliance in all material respects with the terms of Gaming Laws of the State of Mississippi.

(d)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall cause the Company, and the Company agrees, (i) to deliver to Buyer, as soon as possible and in any event within thirty (30) days after the end of each month, a Company-prepared unaudited balance sheet of the Company and statement of results of operations of the Company for the month then-ended in accordance with Agreed Accounting Principles, except for normal year-end and periodic reclassifications and adjustments and the omission of footnote disclosures and statements of members equity/deficit required by GAAP and (ii) subject to availability and the confidentiality provisions herein, after reasonable advance written notice from Buyer to Seller and the Company, periodically but not more often than twice monthly to make an executive reasonably knowledgeable about the Business available to Buyer by telephone call to respond to questions concerning operational or financial matters of the Company; provided, however, that no action or statement made or information provided by any Person pursuant to the foregoing covenants shall be deemed to modify, supersede, expand or supplement any representation or warranty in this Agreement.

Section 6.3           Update of Seller Disclosure Letter; Notification of Certain Matters.

(a)          From time to time but not later than three Business Days prior to the Closing Date, Seller may propose to supplement or amend the Seller Disclosure Letter with respect to any matter arising after the date of this Agreement or of which it becomes aware after the date of this Agreement. Except as provided in Section 8.3, no proposed supplement or amendment to the Seller Disclosure Letter requested by Seller shall be effective unless and until it has been approved by Buyer, which approval shall not be unreasonably withheld or delayed; provided, however, that upon the delivery of the Audited Company Financial Information to Buyer or any of its Representatives, then the Seller Disclosure Letter shall be supplemented and amended to incorporate only the Audited Company Financial Information as all of the Financial Statements as if only the Audited Company Financial Information had been originally included therein as all of the Financial Statements and such supplement, amendment and incorporation shall not require the approval of Buyer or any further notice to or other action by any Party. If a proposed supplement or amendment to the Seller Disclosure Letter is approved by Buyer, the proposed supplement or amendment shall be deemed to be incorporated into the Seller Disclosure Letter as if originally included therein, and the Parties shall proceed to the Closing.

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(b)           Each Party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(c)           During the period prior to the Closing Date, Seller will promptly notify Buyer of (i) to Seller’s Knowledge, any Company Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against the Company which would have been listed in Section 4.11 of the Seller Disclosure Letter if such lawsuit, claim, proceeding or investigation had arisen prior to the date of this Agreement, (iii) any notice or other communication from any third Person (other than a Governmental Entity) alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (iv) any notice or other communication from any Governmental Entity conveying material information concerning the transactions contemplated by this Agreement, and (v) to Seller’s Knowledge, any material default under any Material Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date. Except as provided in Section 8.3, Buyer’s receipt of information pursuant to this Section 6.3(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to supplement or amend the Seller Disclosure Letter.

Section 6.4            Employee Matters.

(a)           Buyer shall determine and provide terms and conditions of employment for each Employee from and after the Closing Date. Subject to Buyer’s compliance with Section 6.4(d), nothing in this Agreement shall create (i) any obligation on the part of Buyer or the Company to continue the employment of any Employee for any definite period following the Closing, (ii) preclude Buyer or the Company from changing or modifying the compensation paid to any Employee or any other terms and conditions relating to the employment of Employees at any time following the Closing, and (iii) preclude Buyer or the Company from altering, amending, or terminating any Buyer Plan, or the participation of any of its employees in such plans, at any time following the Closing. Seller and its Affiliates will take all actions necessary to cause the Company and the Employees (other than those Employees that are also employees of Seller or its Affiliates other than the Company and that will remain employees of Seller or its Affiliates after the Closing Date) to cease to participate in each Company Benefit Plan, as of midnight on the Closing Date; provided, however, that (x) any Employee who is disabled on the Closing Date will remain eligible for any benefits for which the individual is eligible, or may become eligible in the future upon satisfying any elimination period, under any short-term or long-term disability plan of the Seller and its Affiliates, including the Company, and (y) Employees with accounts under any Company Benefit Plan that is intended to meet the qualifications under Section 401(a) of the Code (“Seller’s 401(k) Plan”) will remain as inactive participants in such plan until the transfer of assets and liabilities contemplated in Section 6.4(b).

(b)           Buyer and its Affiliates (with the reasonable assistance of the Seller and its Affiliates, as necessary) will, or will cause its Affiliates, to take all actions necessary to establish, effective as of 12:01 a.m. on the day immediately following the Closing Date (or as soon thereafter as is administratively feasible in the case of a new 401(k) plan) employee benefit plans, programs, agreements or arrangements of Buyer and its Affiliates (including the Company) for the benefit of the Employees (the “Buyer Plans”). Buyer agrees to assess the opportunity to establish Buyer Plans providing benefits substantially similar to those being provided to the Employees prior to the Closing Date under the Company Benefit Plans but reserves the right to modify, amend or discontinue any plan or program and replace such plan or program that is deemed by Buyer to more closely resemble plan or program offerings being afforded to other employees of any Buyer Affiliates.

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(c)           Seller agrees to provide Buyer and its Affiliates reasonable assistance as may be necessary for Buyer to establish the Buyer Plans including providing, no later than five Business Days prior to the Closing, reasonable access to Employees for the purpose enrolling Employees into the Buyer Plans.

(d)           At least three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with the number of Employees terminated during the previous ninety (90) days. Buyer and the Company shall not, at any time during the 91 days following the Closing Date, engage in any conduct that would result in an “employment loss” or layoff for a number of Employees which, if aggregated with any conduct on the part of Seller prior to the Closing Date, would trigger the WARN Act. Buyer agrees that after the Closing Date, Buyer and the Company shall be responsible for any notification required under and any liability arising under or relating to the WARN Act with respect to the continuing Employees. Buyer, Seller and the Company agree that Seller shall be responsible for any notification required under and any liability arising under or relating to the WARN Act with respect to the Employees for any acts or omissions occurring before the Closing Date.

(e)           After the Closing Date, the Buyer Plans replacing any Company Benefit Plans, shall have exclusive responsibility for the provision of health care continuation coverage required under COBRA or other applicable Law with respect to any “qualified beneficiaries” within the meaning of Section 4980B(g) of the Code (or other applicable Law) who have or have had a “qualifying event” within the meaning of Section 4980B(f) of the Code (or other applicable Law) under such plans, including, but not limited to, for such qualified beneficiaries who previously elected to receive continuation coverage under the Company Benefit Plans or who between the date of this Agreement and the Closing Date elect to receive continuation coverage.

(f)            Regardless of anything else contained herein, the Parties do not intend for this Agreement to amend any Company Benefit Plan or arrangements or create any rights or obligations except between the Parties. No Employee or other current or former employee of the Company or any of its Affiliates, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder.

Section 6.5            Access to Information, the Real Property and the Vessel.

(a)           Upon reasonable advance notice, subject to applicable Law, including Antitrust Laws and Gaming Laws, Seller shall, and shall cause the Company to, afford Buyer’s Representatives reasonable access, during normal business hours during the period from the date of this Agreement to the Closing, to the Real Property, the Vessel and the books and records relating to the Company (including Company Benefit Plans, insurance records, Tax Returns and Contracts, but expressly excluding customer names, addresses or contact information and any other customer-identifying information contained in any other information requested by Buyer) and, during such period, Seller shall furnish promptly to Buyer all information concerning the operation of the Company, the Real Property, the Vessel and the Employees as Buyer may reasonably request (collectively, the “Inspection”); provided, however, that (i) Buyer shall provide Seller and the Company with at least 48 hours’ prior notice of any Inspection; (ii) Buyer shall use its reasonable efforts to coordinate its requests for access to the Real Property, the Vessel and the books and records of the Company so as to minimize disruption of the Business; (iii) Buyer’s Representatives shall, at Buyer’s sole expense, be entitled to perform physical testing on the Real Property and the Vessel with Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided, however, that Buyer may, at its sole expense, conduct or cause to be conducted a new Phase I review of the Real Property without Seller’s prior written consent and if, based on such Phase I review, a nationally recognized consulting firm recommends physical testing pursuant to a Phase II review, Seller shall cause the Company to permit Buyer to conduct the testing recommended, with representatives of the Company and Seller present to observe such testing; (iv) Buyer shall not unduly interfere with the operation of the Business conducted at the Real Property and the Vessel; and (v) Buyer shall, at its sole cost and expense, (A) promptly repair any damage to the Real Property, the Vessel or any other property owned by a Person other than Buyer arising from or caused by the actions of Buyer or Buyer’s Representatives during such Inspection, (B) restore the Real Property, the Vessel or such other third party property to substantially the same condition as existed prior to such Inspection, and (C) indemnify, defend and hold harmless the Company, Seller and their respective Affiliates from and against any personal injury or property Damages incurred by any of them directly arising or resulting from the actions of Buyer or Buyer’s Representatives during such Inspection, provided, however, that the foregoing indemnification shall not apply to, and Buyer shall not be responsible for, any personal injury or property Damages arising or resulting from any pre-existing Hazardous Materials at, on or under the Real Property unless Buyer and its Representatives, through its negligence or misconduct, cause a Release of such Hazardous Materials.

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(b)           The Company shall cooperate with Buyer’s environmental consultant, including, without limitation, completing, to Seller’s Knowledge, and executing any informational documents or questionnaires reasonably requested by such consultant as a condition to issuance of any environmental reports and assessments prepared on behalf of Buyer; provided, however, that no action or statement made or information provided by any Person pursuant to the foregoing covenants shall be deemed to modify, supersede, expand or supplement any representation or warranty in this Agreement.

(c)           None of Buyer or any of Buyer’s Representatives shall, prior to the Closing Date, have any contact whatsoever with any member, partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company and Seller, except in consultation with the Company and Seller and then only with the express prior approval of the Company and Seller. All requests by Buyer for access or information shall be submitted or directed exclusively to Houlihan Lokey or such other individual or individuals to be designated in writing by Seller. Buyer shall hold, and cause its Representatives to hold, any non-public information furnished to it by the Company, Seller, or their respective Affiliates or Representatives in confidence in accordance with the confidentiality and non-disclosure agreement, dated October 7, 2013, by and between the Company and Buyer (the “Confidentiality Agreement”). The Confidentiality Agreement shall terminate at the Closing.

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(d)           Following the Closing, for so long as such information is retained by Buyer or the Company (which shall be consistent with Law and Buyer’s or the Company’s respective record retention policy), Buyer and the Company shall permit Seller and its authorized representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice to Buyer or the Company, at Seller’s expense, to the books, records and personnel relating to the Company with respect to the period prior to the Closing, to the extent that such access may be reasonable in connection with (i) the preparation of any Tax Return or accounting records or with any audits relating to the Company or Seller, (ii) any suit, claim, action, proceeding or investigation relating to the Company or Seller, (iii) any regulatory filing or matter, or (iv) any other valid legal or business purpose of Seller.

(e)           Following the Closing, for so long as such information is retained by Seller (which shall be consistent with Law and Seller’s record retention policy), Seller shall permit Buyer and the Company and their respective authorized representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice to Seller, at Buyer’s and the Company’s expense, to the books, records and personnel relating to the Company with respect to the period prior to the Closing, to the extent that such access may be reasonably required in connection with (i) the preparation of any Tax Return or accounting records or with any audits relating to the Company or Buyer, (ii) any suit, claim, action, proceeding or investigation relating to the Company or Buyer, (iii) any regulatory filing or matter, or (iv) any other valid legal or business purpose of the Company or Buyer.

(f)           Following the Closing and subject to applicable Law, upon a Party’s reasonable request, the Parties shall provide each other with copies of documents of Seller and its Affiliates or Buyer and its Affiliates, as applicable, to which the requesting Party in good faith determines it is reasonably likely to need access in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against it or any of its Affiliates, in each case, to the extent related to the Company or the Business; provided, however, that Seller shall not be required to provide Buyer and its Affiliates access to any documents relating to claims by or involving Seller, or in the event that producing copies of such documents to Buyer and its Affiliates will result in a conflict of interest with Seller and its Affiliates, as determined in good faith by Seller, except pursuant to civil process; provided, further, that Buyer shall not be required to provide Seller and its Affiliates access to any documents relating to claims by or involving Buyer, or in the event that producing copies of such documents to Seller and its Affiliates will result in a conflict of interest with Buyer or its Affiliates, as determined in good faith by Buyer, except pursuant to civil process.

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Section 6.6            Governmental Approvals; Third Party Consents.

(a)           Subject to the terms and conditions set forth herein, each of Buyer and Seller shall, and shall cause their Affiliates to, use all their respective reasonable best efforts, and shall cause their respective Affiliates to cooperate with the other Parties to use all their respective reasonable best efforts to (i) obtain from any Governmental Entities any findings, consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Seller, the Company, Buyer or any of their respective Affiliates or Gaming Representatives or any of their respective Affiliates’ Gaming Representatives, as applicable, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) make all necessary filings, as applicable, and thereafter make any other required submissions with respect to this Agreement and the transactions contemplated by this Agreement, as required in order to obtain all approvals, including Gaming Approvals, of Governmental Entities required under the Gaming Laws and any other applicable Law, including any applicable liquor licensing Laws, to consummate and make effective the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”). The Parties and their respective Representatives and Affiliates shall (x) in reasonable consultation, and in no event later than 30 Business Days after the date of this Agreement, file all required initial applications and documents in connection with obtaining the Governmental Approvals (including Gaming Approvals under applicable Gaming Laws), (y) act diligently to pursue the Governmental Approvals, as promptly as practicable following the execution and delivery of this Agreement, and (z) cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including furnishing to each other upon request all such information and assistance as another Party may reasonably request in connection with such filings or submissions and providing copies of material documents, correspondence, filings, or communications (or memoranda setting forth the substance thereof) between a Party or any of its Representatives, on the one hand, and any Governmental Entity, on the other, with respect to this Agreement and the transactions contemplated by this Agreement, other than finding of suitability applications, to the other Party and its advisors (provided, however, that copies shall be provided only to the other Party’s outside counsel or on a redacted basis if and to the extent reasonably necessary to preserve the confidentiality of sensitive business and personal information or legal privilege) prior to filing such documents and, if requested, accepting the reasonable additions, deletions or changes suggested in connection therewith. Each of Buyer, Seller and the Company and any applicable Affiliate shall use all their respective commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as reasonably practicable. Buyer shall provide Seller and its counsel reasonable notice of meetings and other proceedings between Buyer and Governmental Entities regarding the Governmental Approvals. Seller shall be allowed to attend any hearings as long as permitted by the Governmental Entities. From the date of this Agreement and until the Closing, Buyer shall provide Seller with a written update of the status of obtaining the Government Approvals upon request of Seller and in any event, no less frequently than once every 30-day period. Buyer and Seller shall have the right to review in advance and, in each case, to the extent practicable and permitted by applicable Laws relating to the exchange of information (including Antitrust Laws and the Gaming Laws), each Party will consult the other Party regarding all information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required to provide finding of suitability applications for Seller’s review; and provided, further, that copies shall be provided only to the other Party’s outside counsel or on a redacted basis if and to the extent reasonably necessary to preserve the confidentiality of sensitive business information or legal privilege; and provided, further, that either Party may use without prior consultation materials appearing in either Party’s, or their respective Affiliates’, filings with the United States Securities and Exchange Commission, if applicable. Without limiting the foregoing, the Parties will notify each other promptly of the receipt of comments or requests for information from Governmental Entities relating to any Governmental Approvals (other than finding of suitability applications) and will supply the other parties with copies of all correspondence between the notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals (other than finding of suitability applications); provided, however, that copies shall be provided to only the other Party’s outside counsel or on a redacted basis if and to the extent reasonably necessary to preserve the confidentiality of sensitive business information or legal privilege.

(b)           From the date of this Agreement until the Closing (or earlier termination of this Agreement), each Party shall, and shall cause their respective Affiliates to, promptly notify the other Parties in writing of any pending or, to Seller’s Knowledge or Buyer’s Knowledge, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking Damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit the consummation of the Closing.

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Section 6.7            Publicity. Seller and the Company, on the one hand, and Buyer, on the other hand, shall consult with each other before making or issuing, and provide each other the opportunity to review and comment upon (within a reasonable period of time), any press release, publicity statement or other public notice and any public statement (including any statement or the provision, acknowledgment or confirmation of any information, directly or indirectly, to any press or media outlet (including any electronic media or website) or any investor) with respect to the entry into of this Agreement or consummation of the transactions contemplated by this Agreement and shall not issue any such release, statement or notice prior to such consultation and prior to considering in good faith any such comments, except as may be required by Law applicable to such parties or their respective Affiliates (including the Securities Act, the Exchange Act and any Gaming Laws), the requirements of any stock market or exchange or any indenture qualified under the Trust Indenture Act of 1939, as amended, or in any filings with the Securities and Exchange Commission to be filed by Buyer, Seller or their respective Affiliates (as may be amended or supplemented), or any courtesy filings or notices to be given to any Gaming Authority; provided, however, that in all cases the Party making or issuing such release, statement or notice shall provide the other Party with 48 hours’ prior written notice and opportunity reasonably to review and comment on such release, statement or notice to the extent reasonably commercially and legally practicable.

Section 6.8            Further Assurances and Actions.

(a)           Seller will use commercially reasonable efforts to cause the Company to seek, during the period prior to the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Material Contract required to be obtained to assign or transfer any such Material Contract to Buyer as set forth on Section 4.2(b) of the Seller Disclosure Letter; provided, however, that neither Seller nor Buyer shall have any obligation to make any concessions or offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not, and shall cause the Company not to, make any agreement or understanding affecting the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. Prior to the Closing Date, Buyer shall use its commercially reasonable efforts to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 6.8(a). Notwithstanding anything set forth in this Section 6.8(a), Seller’s failure to obtain any consents, waivers, or approvals contemplated by Section 6.8(a) shall not constitute a Company Material Adverse Effect or a breach of any representation, warranty, condition, covenant or agreement contained in this Agreement, and, obtaining any such consents, waivers, approvals or other agreements, certificates or documents referenced in such Sections shall not constitute a condition to Buyer’s obligations to effect the Closing.

(b)           Notwithstanding Section 6.8(a), in the event that at any time after the Closing any further action is necessary to vest Buyer with full title to the Purchased Interests, the proper officers and/or managers of Buyer and/or managers or officers of Seller shall take all action reasonably necessary (including executing and delivering further instruments, notices, assumptions and releases) to vest Buyer with such title.

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Section 6.9            Reservations. Buyer will honor (in accordance with their terms) all pre-Closing customer reservations confirmed by the Company, discounts or other benefits, including benefits extended under any frequent player or casino awards programs, group discounts, other discounts or requirements that hotel, food, beverage or other benefits to be delivered to the guest(s) holding such reservations, discounts or other benefits. Buyer will honor all service agreements, if any, that have been granted to groups, Persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements. Buyer agrees that Seller cannot, and does not, make any representation or warranty that any party holding a reservation or agreement for facilities or services will utilize such reservation or honor such agreement. Buyer, by the execution of this Agreement, solely assumes the risk of non-utilization of reservations and non-performance of such reservation agreements from and after the Closing. Between the date of this Agreement and the Closing, Seller shall not, without the prior written consent of Buyer (such consent not to be unreasonably delayed, conditioned or withheld), (a) grant with respect to the Business any (i) customer discounts or other benefits, including benefits extended under any frequent player or casino awards programs, group discounts, other discounts or requirement that hotel, food, beverage or other benefits be delivered to the guest(s) holding such reservations, discounts or other benefits, or (ii) service agreements with groups, Persons or other customers, or (b) materially alter the terms of any rewards or patronage program for customers of the Business, in each case other than in the ordinary course of business consistent with past practice.

Section 6.10          Intercompany Accounts. Seller and Buyer agree that all intercompany accounts between Seller or any Affiliate of Seller (other than the Company), on the one hand, and the Company, on the other hand, shall be cancelled, written off or otherwise terminated at or prior to the Closing. For the avoidance of doubt, the Parties agree that any such intercompany accounts are not required to be repaid.

Section 6.11          No Control. Without limiting the covenants and agreements contained in Section 6.2, prior to the Closing, (a) Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the operation of the Business, and (b) the operations and affairs of the Business shall be the sole responsibility of the Company and its Affiliates and shall be under the Company’s sole and complete control.

Section 6.12          Exclusive Dealing. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, Seller shall not, and shall cause the Company and the respective Affiliates and Representatives of the Company and Seller not to, and the Company agrees not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and Representatives), concerning any purchase of any equity interests of Seller or the Company or any merger, material asset sale or similar transaction involving the Company. Unless this Agreement is terminated as provided in Section 8.1, Seller will not vote its equity interests in the Company in favor of any purchase of any equity interests of the Company, or any merger, asset sale or similar transaction involving the Company, other than with respect to such a transaction involving Buyer.

Section 6.13          Tax Matters.

(a)           Seller and the Company, based on which of them has historically been responsible for filing the applicable Tax Return, shall be responsible for preparing any Tax Returns with respect to the Company with a filing due date that is after the Closing Date for Tax periods that end on or before the Closing Date. With respect to any such Tax return applicable solely to the Company, Seller shall permit Buyer to review and comment on each such Tax Return prior to filing, and Seller shall make any revisions to such Tax Returns as may be reasonably requested by Buyer which Seller deems necessary (taking into account Seller’s consultation with the Company’s certified public accountants) in order to comply with applicable Laws, and Buyer shall be obligated to cause the Company to file such Tax Returns. Buyer will be responsible for and shall cause the timely filing of any Tax Returns with a filing due date that is after the Closing Date for Tax periods of the Company that end after the Closing Date.

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(b)           Seller agrees to be responsible for all Taxes related to pre-Closing Date periods and to pay all costs (including preparation fees) related to the following: (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and for the portion of any Straddle Period ending on or before the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar Law, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that, in the case of clauses (i), (ii) and (iii) above, Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) (the “Seller’s Taxes”) on the Closing Balance Sheet and taken into account in determining the Final Working Capital Adjustment. Seller shall reimburse Buyer for any Seller’s Taxes of the Company no later than 10 days prior to the earlier of the payment of such Taxes being due by Buyer or the Company or the filing of the respective Tax Returns with respect to such Taxes.

(c)           Buyer, Seller and the Company agree that, in the case of any taxable period that includes (but ends after) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Buyer shall cause the timely filing of any Tax Returns based on or measured by income or receipts of the Company with a filing due date after the Closing Date for Tax periods of the Company that end after the Closing Date.

(d)           Buyer and Seller covenant and agree to cooperate with each other regarding Tax matters as follows:

 (i)           Buyer, the Company and Seller shall cooperate, as and to the extent reasonably requested by a Party, in connection with the filing of Tax Returns pursuant to this Section 6.13(d) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

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 (ii)           Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(e)           Buyer shall notify Seller in writing within five Business Days after receipt by Buyer or the Company of any notice of audit or request for information regarding any Taxes and upon notice of any determination of liability for Taxes from an official inquiry, examination, audit or proceeding (each, a “Tax Determination”) regarding any Tax Return related to a period that ends on or prior to the Closing Date. Seller shall have the right to exercise control, on behalf of the Company for any such Tax Return, and at its own expense, at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company or Seller (or any of its Affiliates). Buyer and the Company shall cooperate with Seller, as reasonably requested by Seller, in connection with any such Tax Determination.

(f)           Seller shall notify Buyer in writing within five Business Days after receipt by Seller of any Tax Determination regarding any Tax Return for the Straddle Period or any period thereafter. Seller, on behalf of the Company, for any pre-Closing period, and Buyer, on behalf of the Company, with respect to any post-Closing period, in each case, at its own respective expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination regarding any Straddle Period, if and to the extent the disposition or settlement would be reasonably expected to result in a liability or any additional Tax obligation to the Company or Seller (or any of its Affiliates) for such period or any subsequent period. Buyer and the Company shall cooperate with Seller, as reasonably requested by Seller, in connection with any such Tax Determination.

(g)           For avoidance of doubt, Buyer and Seller agree that Seller (or an Affiliate) shall be entitled to claim any deductions for income tax purposes resulting from the following payments or write-offs in connection with the sale of the Purchased Interests pursuant to this Agreement (i) the payoff of Indebtedness at the Closing and the write off of costs and expenses incurred in connection with Indebtedness which is paid off at Closing, (ii) the payment of any amounts owing by the Company to any Affiliate as of the Closing pursuant to the Affiliate transactions set forth in Section 4.6 of the Seller Disclosure Letter, and (iii) any severance payments paid to employees in connection with the termination of employment at or prior to Closing.

(h)           Without limiting other provisions of the Agreement, after the date of this Agreement, Seller shall promptly provide information and documents reasonably requested by Buyer relating to the Company’s practices regarding (i) the collection of information necessary to prepare IRS Forms W-2G required to be prepared with respect to operations of the Company, (ii) the collection and payment of sales and similar Taxes with respect to complimentary goods and services provided to customers, and (iii) the compliance with other Tax-related matters relating to customers of the Company in each case so as to reasonably permit Buyer to prepare Form W-2Gs in the ordinary course of business after the Closing.

(i)           All sales, use, stamp, documentary, excise, registration, transfer and other such Taxes and fees (including any penalties and interest) which may be payable in connection with the transaction contemplated by this Agreement and assessed against Seller (or any of its Affiliates) shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales, use, stamp, documentary, excise, registration, transfer and other such Taxes and fees, and, if required by applicable Law, Buyer shall, and shall, if required, cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

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(j)            With regard to the allocation of Purchase Price for income Tax purposes required in connection with the transfer of the Purchased Interests, the allocation shall be determined, consistent with Section 1060 of the Code, mutually by Seller and Buyer no later than 15 Business Days prior to Closing (subject to adjustment in connection with any adjustment to the Purchase Price). If, after good faith efforts mutually so to determine the allocation of Purchase Price, Seller and Buyer are unable to agree on the allocation of Purchase Price, then they may, but shall not be required to, mutually decide to appoint an independent registered public accounting firm of national reputation as allocation advisor (the “Allocation Advisor”) that shall resolve any such disagreements. If so appointed, the Allocation Advisor shall determine as promptly as practicable, but in no event more than 30 days after the submission of such dispute to the Allocation Advisor, the allocation of Purchase Price. The Allocation Advisor, if any, shall promptly deliver to Buyer and Seller its determination in writing (along with a statement of reasons therefor). The fees and costs of the Allocation Advisor, if any, shall be payable one-half by Seller, on the one hand, and one-half by Buyer, on the other hand. The determination made by the Allocation Advisor, if any, shall be final, binding and conclusive for purposes of this Agreement, and each of Seller and Buyer shall timely file a Form 8594 with the IRS in connection therewith. If Seller and Buyer do not mutually decide to appoint an allocation advisor to resolve disagreements on the allocation of Purchase Price or if, notwithstanding the appointment of the Allocation Advisor, the Allocation Advisor does not timely deliver a determination pursuant to this Section 6.13(j), each of Buyer and Seller agree to file timely a Form 8594 in a manner consistent with the requirement of Section 1060 of the Code, but each of Buyer and Seller shall not be required to report the fair values of the assets of the Company on such form in a manner consistent with the values reported by the other party.

Section 6.14          Company and Seller Indemnification.

(a)           From and after the Closing, Buyer shall cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to the indemnification provisions under the Certificate of Formation of the Company, as amended, and Second Amended and Restated Limited Liability Company Agreement of the Company as each is in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions, being referred to collectively as the “Company Indemnified Parties”). Buyer shall cause the Certificate of Formation of the Company and operating or limited liability company agreement of the Company in effect from time to time to contain provisions with respect to indemnification and exculpation from liability no less favorable than those set forth in the Certificate of Formation of the Company, as amended, and Second Amended and Restated Limited Liability Company Agreement of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any Company Indemnified Party under such provisions.

(b)           The obligations under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.14 applies without the consent of such Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 6.14 applies shall be third party beneficiaries of this Section 6.14 and shall be entitled to enforce the covenants contained herein).

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(c)           In the event Buyer or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, assume the obligations set forth in this Section 6.14.

Section 6.15          Confidential Nature of Information. Each Party agrees that for a period of three years after the Closing, it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for in this Agreement and the preparation of this Agreement and other related documents (and in the case of Seller, this confidentiality obligation shall prohibit its disclosure, reproduction or use of such information of or relating to the Company or the Business), and, if the transactions contemplated in this Agreement are not consummated, each Party will return to the other Party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No Party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Interests and the Business; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Business or otherwise reasonably related to the Business. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such Party from a source other than the other Party, (ii) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (iii) is independently developed by Seller or any of its Affiliates, (iv) is required to be disclosed under applicable Law (including the Securities Act, the Exchange Act and any Gaming Laws or the requirements of any stock market or exchange), judicial process or financial reporting requirements under GAAP, (v) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, or (vi) is disclosed or used by Seller or any of its Affiliates to enforce or protect its rights under this Agreement, in connection with Tax or other regulatory filings, litigation, financial reporting or any other reasonable business purpose. Prior to the Closing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of the Confidentiality Agreement shall prevail.

Section 6.16          Seller Covenant Not to Solicit Employees/Confidentiality/Non-Competition.

(a)           In recognition of the fact that Seller is receiving significant economic value under this Agreement, and in furtherance of the sale of the Purchased Interests and the Business to Buyer under this Agreement by virtue of the transactions contemplated by this Agreement and more effectively to protect the value and goodwill of the Business so sold, Seller covenants and agrees that, for a period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date, Seller shall not solicit or attempt to persuade any Employee to terminate such employment relationship (whether for the purpose of entering into any such relationship on behalf of any other business organization in competition with the Business or otherwise); provided, however, that the foregoing shall not prohibit Seller from (i) engaging in the general solicitation (whether by newspaper, trade publication or other periodical, listing on any internet job site, or pursuant to the use of an executive search consultant) of employees (or hiring any employees that respond to such general solicitation) so long as such solicitation is not directed specifically at any Employee after the Closing, or (ii) soliciting any individual who is an Employee on the Closing Date but who, at the time of solicitation, is no longer employed by the Company.

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(b)           Seller covenants and agrees that for a period of eighteen (18) months from and after the Closing Date it will not divulge or make use of any Trade Secrets or other confidential information of the Business, including the Customer Database, other than to disclose such Trade Secrets and information to Buyer or its Affiliates, or as otherwise excepted or permitted under this Section 6.16, whether with respect to what is deemed not to be confidential information, or with respect to permitted disclosures; provided, however, that Seller may disclose such Trade Secrets or other confidential information to its professional advisors in connection with the preparation of any audit of the Seller’s or the Company’s Tax Returns, or the defense or prosecution of any claim brought under ARTICLE IX, or any Third Party Claim; provided, further, that the obligation of the Seller under this Section 6.16(b) shall not apply to information which: (i) is or becomes generally available to the public, or is generally known within the Industry, without breach of the commitment provided for in this Section 6.16(b), or (ii) is required to be disclosed by Law (including the Securities Act, the Exchange Act and any Gaming Laws), order or regulation of a Governmental Entity (including the requirements of any stock market or exchange or in any filings with the Securities and Exchange Commission); provided, further, that in any such case, the Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information. Nothing in this Section 6.16(b) shall restrict Seller’s ability to use any information concerning customers of Seller’s Other Casinos even if such information also is contained in the Customer Database.

(c)           In further recognition of the fact that Seller is receiving significant economic value under this Agreement, and in furtherance of the sale of the Purchased Interests and the Business to Buyer under this Agreement by virtue of the transactions contemplated by this Agreement and more effectively to protect the value and goodwill of the Business so sold, Seller covenants and agrees that, for a period beginning on the date of this Agreement and ending on the date that is eighteen (18) months after the Closing Date, Seller shall not, directly or indirectly, own any interest in, control, manage or render services to any Person that is (i) engaged in a business that competes with the Business (a “Competing Business”) and (ii) located within Tunica County, Mississippi; provided, however, that Seller shall not be deemed to be in violation of the restrictions set forth in this Section 6.16(c) if Seller’s ownership interest in, control of, management of, or rendering of services to such Competing Business results solely from a Change of Control Transaction.

(d)           The Parties agree that the covenants set forth in this Section 6.16 are reasonable with respect to purpose, duration and scope and Seller specifically agrees and covenants not to take any position to the contrary in any proceeding before any court or agency. If Seller violates any of its obligations under this Section 6.16, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 6.16 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 6.16, Buyer shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Seller to prevent any violations of this Section 6.16, without the necessity of posting a bond. It is the intent and understanding of each Party that if, in any action before any court or agency legally empowered to enforce this Section 6.16, any term, restriction, covenant or promise in this Section 6.16 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency, and such court or agency shall be empowered to reform the terms of this Section 6.16 (including by modifying or reducing the duration, geographical area or scope of this Section 6.16) or to delete specific words or phrases included herein.

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Section 6.17          Payment of Stay Bonuses. Immediately prior to the Closing, the Company, as owned by Seller, shall, and Seller shall cause the Company to, pay the Stay Bonuses in accordance with the terms governing the payment of the Stay Bonuses. Buyer shall not assume any obligation to pay any Stay Bonus to current employees of the Company. Seller confirms that each agreement providing for the payment of Stay Bonuses has been provided or otherwise made available to Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the prior consent of Buyer, the Company will not enter into any new agreement providing for the payment of a Stay Bonus, or amend or modify the terms of any such existing agreement.

Section 6.18          Intellectual Property.

(a)           From the date of this Agreement until the Closing or earlier termination of this Agreement, Seller and the Company shall not assign or transfer any of the Assigned Intellectual Property to any other Person.

(b)           Within ten Business Days after the Closing Date, the Company shall and Buyer shall cause the Company to, file an amendment to the Company’s Amended and Restated Articles of Organization changing the Company’s name to one which does not include the names “Majestic”, “Majestic Star” or “Barden”, any names similar thereto or variant thereof, or any other word or words that could be reasonably confused therewith.

(c)           After the Closing, except pursuant to ARTICLE IX, Buyer shall be responsible for any and all costs, obligations and commitments (i) to prosecute, defend and protect the Assigned Intellectual Property; (ii) to prepare, file and pay to file such notices and registrations for the Assigned Intellectual Property as Buyer feels is appropriate or necessary from time to time; (iii) to monitor, dispute, correct or confirm filings, notices and registrations for the Assigned Intellectual Property; (iv) to monitor and investigate any infringement or violation of the Assigned Intellectual Property as Buyer sees fit; (v) to commence, defend, prosecute or settle any Legal Proceeding related to the Assigned Intellectual Property (except with respect to Seller’s costs and expenses and any damages imposed on Seller in any Legal Proceeding arising from Seller’s infringement or violation of the Assigned Intellectual Property); and (vi) in connection with any license or sub-license of, or any royalty or other fee or payment in connection with the use or reproduction of, the Assigned Intellectual Property. Buyer shall indemnify and hold harmless Seller for Damages paid or incurred by Seller in connection with, arising out of or resulting from any of the costs, obligations and commitments for which Buyer is responsible pursuant to this Section 6.18(c), with the exception of any controversy based on actions taking place before Closing.

(d)           After the Closing and consistent with the Assignment Agreements, Seller will reasonably cooperate with Buyer to effectuate the purposes of the Assignment Agreements.

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Section 6.19          Shared Contracts.

(a)           Section 6.19(a) of the Seller Disclosure Letter sets forth each:

 (i)            Contract between a third party, on the one hand, and Seller or any of its Affiliates (each, a “Seller Signatory”), on the other hand, to which the Company is not a party, but under which the Company derives benefits (each, a “Company Beneficiary”) (the “Class A Contracts”);

 (ii)           Contract between a third party, on the one hand, and the Company (each, a “Company Signatory”), on the other hand, to which the Seller or any of its Affiliates (excluding the Company) is not a party, but under which the Seller or any of its Affiliates (excluding the Company) derives benefits (each, a “Seller Beneficiary”) (the “Class B Contracts”); and

 (iii)          Any Contract among (x) a third party, (y) the Seller or any of its Affiliates (excluding the Company) and (z) the Company (including any contracts pursuant to which the assets or equity of the Company secure any Indebtedness or other obligations of the Seller or any of its Affiliates) (the “Class C Contracts”) (collectively with the Class A Contracts, the Class B Contracts and the Class C Contracts, the “Shared Contracts”).

For each such Shared Contract, Section 6.19(a) of the Seller Disclosure Letter also sets forth the action that shall be taken prior to the Closing so as to reflect the treatment of such contract at or following the Closing (the “Agreed Upon Action”). The Parties shall use their respective reasonable best efforts to cause to occur, on or prior to the Closing, the Agreed Upon Action with respect to each Shared Contract; provided that none of the Seller or any of its Affiliates nor the Buyer or any of its Affiliates shall be required to compensate any third party, commence or participate in litigation or offer or grant any financial accommodation to any third party to obtain any consent or approval.

(b)           If, notwithstanding the efforts of the Parties pursuant to Section 6.19(a), the Parties are not capable of effecting the Agreed Upon Action with respect to any Shared Contracts, then the Closing shall (subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII), proceed without the Agreed Upon Action with respect to such Shared Contract. In the event that the Closing so proceeds without such Agreed Upon Action, then following the Closing, the Parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers as may be necessary to effect such action; provided, however, that neither Seller nor Buyer (nor any of their respective Affiliates) shall be required to pay any consideration for any such authorization, approval, consent or waiver. Pending such action, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the applicable party with the benefits of such Shared Contract. To the extent that the parties are unable to effect the Agreed Upon Action with respect to any Shared Contracts following the Closing pursuant to this Section 6.19(b), then the Parties shall cooperate reasonably (and cause their Affiliates to reasonably cooperate) in an effort to find and enter into mutually agreeable alternative arrangements.

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(c)           Following the Closing, to the extent that any: (1) Class A Contract or Class C Contract is the subject of a claim against a Seller Signatory due to an act or omission by a Company Beneficiary following the Closing, the Company shall promptly reimburse and indemnify, defend and hold harmless the Seller Signatory for any Damages relating to or arising out of such act or omission; (2) Class B Contract or Class C Contract is the subject of a claim against a Company Signatory due to an act or omission by a Seller Beneficiary, the Seller shall promptly reimburse and indemnify, defend and hold harmless the Company Signatory for any Damages relating to or arising out of such act or omission; or (3) Shared Contract is omitted from Section 6.19(a)of the Seller Disclosure Letter, the Parties agree to negotiate in good faith as to the termination, amendment, separation or other action to be taken, if any, with respect to such Shared Contract as the Parties may determine following the Closing, consistent with the terms of the Transition Shared Services Agreement (if applicable) relevant to such Contract; provided, however, that with regard to the foregoing clause (3) of this Section 6.19(c) neither the Seller or any of its Affiliates nor Buyer or any of its Affiliates shall be required to compensate any third party, commence or participate in litigation or offer or grant any financial accommodation to any third party, to obtain any consent or approval. Any indemnification obligations under this Section 6.19(c) shall be made pursuant to and subject to the limitations of ARTICLE IX.

Section 6.20          Buyer Financial Certification. From the date of this Agreement until the Closing or the earlier termination of this Agreement, on or before the fifteenth day of each calendar month, an authorized officer of each of Buyer shall execute and deliver to Seller, on behalf of Buyer, a certificate certifying to Seller that, as of such date, the representations and warranties in Section 5.6 remain true and correct with respect to Buyer without qualification, condition, reservation, proviso or amendment.

Section 6.21          Efforts to Obtain Financing.

(a)           Buyer shall use its best efforts to arrange and consummate financing within the ninety (90) days after the date of this Agreement in the form of net cash proceeds on hand from public offerings of Buyer’s equity securities and/or availability ready to draw at the Closing under one or more debt financing facilities of Buyer (including under any accordion feature thereof that will be available by its terms at the Closing) in an aggregate amount not less than the Purchase Price (the “Financing”).

(b)          No later than sixty (60) days after the date of this Agreement (or if such day is not a Business Day, then on the next Business Day), Buyer shall deliver to Seller: (i) debt commitment letters for term loans or credit facilities of $125 million on reasonable and customary terms and conditions and from lenders of national reputation (the “Debt Commitment Letters”); and (ii) a written update on the equity financing process to the extent it has not been completed within such sixty (60) day period, including, but not limited to, Buyer’s expected schedule for completion. In the five (5) Business Day period following delivery of such Debt Commitment Letters and the written update, Buyer will make the Representatives of Buyer that are responsible for the Financing reasonably available by phone to answer questions of Seller and its Representatives regarding the status of the Financing and the Debt Commitment Letters.

(c)           On the day that is ninety (90) days after the date of this Agreement (or if such day is not a Business Day, then on the next Business Day), Buyer shall deliver a certificate signed on behalf of Buyer by its chief financial officer for the benefit of Seller stating as of such date that (i) Buyer has on hand the amount of net cash proceeds of public offerings of Buyer’s equity securities stated in such certificate, (ii) Buyer is in full compliance with and fully performing as contemplated in the Debt Commitment Letters, (iii) Buyer has not received any notice, written or oral, that the transactions contemplated by the Debt Commitment Letters and the proposed Financing will not be consummated, (iv) Buyer reasonably believes, assuming the counterparties to the Debt Commitment Letters perform as contemplated therein, that the Financing will be available at the Closing, and (v) that attached to such certificate is reasonable supporting evidence (e.g. in the form of correspondence from debt financing sources containing supporting representations) for the beliefs asserted pursuant to the foregoing clause (iv). In the five (5) Business Day period following delivery of such certificate, Buyer will make the Representatives of Buyer that are responsible for the Financing reasonably available by phone to answer questions of Seller and its Representatives regarding the status of the Financing and the Debt Commitment Letters.

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(d)           From the date the Debt Commitment Letters are delivered to Seller until the Closing (or earlier termination of this Agreement), Buyer shall use its best efforts to (i) hold and maintain the Debt Commitment Letters effective or to earlier consummate the transactions contemplated thereunder, (ii) provide to Seller prompt notice of any breach or threatened breach by any party of the Debt Commitment Letters and/or the Financing, (iii) provide to Seller prompt notice of any termination or threatened termination of the Debt Commitment Letters and/or the Financing, and (iv) keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing.

(e)           From the date of this Agreement until the Closing (or earlier termination of this Agreement), the Company will, consistent with all the other provisions of this Agreement (including any limitations provided under Section 6.5), provide commercially reasonable cooperation in connection with the arrangement of the Financing as and to the extent reasonably requested by Buyer; provided, however, that nothing in this Agreement (including this Section 6.21) will require any such cooperation to the extent that it would (i) unreasonably interfere with the Business of the Company, (ii) require the Company to take any action that would conflict with or violate the Company’s or Seller’s organizational documents, applicable Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company is a party, (iii) require the Company to enter into or approve any financing or purchase agreement for the Financing prior to the Closing, (iv) prevent the prompt and timely discharge in all material respects of the duties of any of the Company’s or Seller’s executive officers, or (v) result in any Liability of Majestic Holdco, Seller or the Company or any of their Representatives with respect to any matters relating to the Financing; provided, further, that (a) the Company will not be required to pay any commitment or other fees or expenses in connection with such financing prior to the Closing, and (b) except as otherwise agreed in writing by the parties, the Company and Seller will be reimbursed by Buyer on an as-incurred basis for any expenses incurred or otherwise payable by the Company and Seller, including the fully-burdened cost of the Company’s and Seller’s Representatives during the time they are performing tasks related to such cooperation, in connection with their cooperation pursuant to this Section 6.21. Buyer will indemnify and hold harmless the Company and its Representatives and Affiliates from and against any and all Damages, including under, arising out of or relating to any violation or alleged violation of federal or state securities Laws, suffered or incurred by them in connection with the arrangement of the Financing (including actions taken in accordance with this Section 6.21) and any information utilized in connection therewith.

Section 6.22          Customer Database.

(a)           Seller will not provide to Seller’s Other Casinos the Customer Database or information contained in the Customer Database for use in Seller’s Other Casinos or for online gaming purposes. Buyer acknowledges, however, that there may be some customers of the Business that are also customers of Seller’s Other Casinos and, therefore, such customers may be included in the Customer Database and also in databases of Seller’s Other Casinos and that nothing in this Agreement shall restrict Seller’s ability to use any information concerning customers of Seller’s Other Casinos.

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(b)          At the Closing, the Customer Database shall be delivered to the Buyer and shall be an asset of the Company.

(c)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, neither the Company nor Seller will sell or transfer the Customer Database, or disclose the information contained in the Customer Database; provided, however, that nothing in this Section 6.22(c) shall restrict the Company’s or Seller’s disclosure or use of the Customer Database in the ordinary course of business of the Company to carry on the Business as presently conducted or as may be required to be disclosed by Law, order or regulation of a Governmental Entity.

Section 6.23          Transition Shared Services Agreement. After the date of this Agreement but prior to Closing, the Parties shall negotiate in good faith the terms and conditions of a transition shared services agreement in form and substance mutually satisfactory to Seller and Buyer providing for the exchange of certain transition and separation services between the Parties following the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1            Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Buyer and Seller:

(a)           No Injunctions or Restraints. The consummation of the transactions contemplated by this Agreement shall not be restrained, enjoined or prohibited by any final nonappealable judgment, order, award, decision, injunction, decree, ruling, issued, made or rendered by any Governmental Entity, nor shall there have been any such action threatened by any Governmental Entity, and there shall not have been any Law enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Entity that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal (each, a “Restraint”).

(b)           Necessary Governmental Approvals. All Governmental Approvals (including Gaming Approvals and any liquor licenses (which may be temporary)) necessary to be obtained for the consummation of the transactions contemplated by this Agreement, shall have been obtained or made and shall be in full force and effect.

(c)           Release of Liens. All Liens on the Real Property, the Vessel and the assets of the Company shall have been released or will be released simultaneous with the Closing, including those relating to the Guarantee and Seller Parent Credit Facility.

(d)           Indemnity Escrow Agreement. The Escrow Agent shall have entered into the Indemnity Escrow Agreement or shall enter into the Indemnity Escrow Agreement simultaneous with the Closing.

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Section 7.2            Additional Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Buyer:

(a)           Representations and Warranties. The representations and warranties of Seller and the Company contained in ARTICLE IV and in any certificate or other writing delivered by or on behalf of Seller pursuant to the terms of this Agreement (i) that are qualified by materiality or Company Material Adverse Effect shall be true and correct, and (ii) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except for any such representations and warranties that are made as of a specified date, which shall be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date), except, in each case, for changes therein expressly and specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

(b)           Performance of Obligations. Seller and the Company shall have performed or complied with, in all material respects, all covenants, agreements and obligations required to be performed by Seller and the Company, as applicable, under this Agreement at or prior to the Closing, including delivery of items listed in Section 3.4.

(c)           No Company Material Adverse Effect. Between the date of this Agreement and the Closing Date, no Company Material Adverse Effect shall have occurred and be continuing.

(d)           Officer’s Certificate. Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller as to the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

(e)           Minimum Cage Cash. At the Closing, the Company shall have Cage Cash in an amount sufficient to meet the requirements of applicable Gaming Laws and not less than Three Million One Hundred Thousand Dollars ($3,100,000.00). For determining whether this condition is satisfied, the Parties agree that, at the end of the gaming day on the Closing Date, Seller will conduct a physical count of the Cage Cash and Buyer shall have the right to designate representatives to monitor and observe such physical count.

(f)            Seller Ancillary Agreements. Seller shall have entered into the Seller Ancillary Agreements.

For avoidance of doubt, and notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer has sufficient funds for payment of the Purchase Price or that the Financing is available.

Section 7.3            Additional Conditions to Obligation of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Seller:

(a)           Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE V and in any certificate or other writing delivered by or on behalf of Buyer pursuant to the terms of this Agreement (i) that are qualified by materiality shall be true and correct, and (ii) that are not qualified by materiality or material adverse effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except for any such representations and warranties that are made as of a specified date, which shall be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date), except, in each case, for changes therein expressly and specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller.

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(b)           Performance of Obligations of Buyer. Buyer shall have performed and complied with, in all respects, all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including delivery of items listed in Section 3.2 and Section 3.3.

(c)           Officer’s Certificate. Seller shall have received a certificate signed on behalf of Buyer by an executive officer of each as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d)           Buyer Ancillary Agreements. Buyer shall have entered into the Buyer Ancillary Agreements.

ARTICLE VIII

TERMINATION, TERMINATION FEES AND REMEDIES

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 8.1(b) through Section 8.1(h)), by written notice by the terminating Party to the other Parties:

(a)           by mutual written agreement of Buyer and Seller;

(b)           by Buyer, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Buyer if either (i) at the time of an attempted termination, Buyer has a right to terminate this Agreement under Section 8.1(d), in which case an attempted termination of this Agreement under this Section 8.1(b) shall be deemed to be a termination of this Agreement under Section 8.1(d), or (ii) Buyer’s misrepresentation or breach of representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date;

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(c)           by Seller, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that (i) the right to terminate this Agreement under this Section 8.1(c)shall not be available to Seller if Seller’s misrepresentation or breach of representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date; or (ii) if, by the Outside Date, the condition set forth in Section 7.1(b) has not been satisfied, but Buyer is diligently pursuing the Governmental Approvals required by Section 7.1(b), Buyer may elect to extend the Outside Date on a one-time basis by a period of up to 30 days, which election shall be effectuated by Buyer: (1) delivering to Seller, not less than 30 days prior to the original Outside Date, a certificate signed on behalf of Buyer by an executive officer, notifying Seller of its intention to extend the original Outside Date and representing to Seller that Buyer has no reason to believe that the conditions set forth in Section 7.3(a) and Section 7.3(b) (other than the obligation to obtain necessary Governmental Approvals under Section 6.6(a)(ii) and any items that by their terms are subject to receipt of Governmental Approvals under Section 6.6(a)(ii)) will not be satisfied, or are not capable of being satisfied, as the case may be, as of the original Outside Date, and (2) delivering to Seller, on the original Outside Date, a certificate signed on behalf Buyer by an executive officer, representing to Seller that the conditions set forth in Section 7.3(a) and Section 7.3(b) (other than the obligation to obtain necessary Governmental Approvals under Section 6.6(a)(ii) and any items that by their terms are subject to receipt of Governmental Approvals under Section 6.6(a)(ii)) are satisfied, or, in the case of delivery of the items listed in Section 3.2 and Section 3.3, are capable of being satisfied, as the case may be, as of the original Outside Date; provided, however, that Buyer shall not have the option to extend the original Outside Date if Buyer’s misrepresentation or breach of a representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the original Outside Date;

(d)           by either Buyer or Seller, if (i) any Gaming Authority has either notified any Party or made a determination that such Gaming Authority will not issue to Buyer or its Affiliates all necessary Gaming Approvals for the consummation of the transactions contemplated by this Agreement by the Outside Date, (ii) any Gaming Authority has advised Buyer or its Affiliates to withdraw any application for Gaming Approvals for the consummation of the transactions contemplated by this Agreement (and has not advised such Person to re-submit such application with modifications thereto) (but only if such application is a requirement for the consummation of the transactions contemplated by this Agreement), or (iii) if the condition set forth in Section 7.1(b) has not been satisfied, or becomes incapable of being satisfied, on or prior to the Outside Date;

(e)           by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity (other than a Gaming Authority) shall have issued a Restraint preventing the consummation of the transactions contemplated by this Agreement and such Restraint shall be in effect; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose misrepresentation or breach of representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of such Restraint;

(f)            by Buyer, if Seller has breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement that (i) would reasonably be expected to result in a failure of a condition set forth in Section 7.2, and (ii) if it is capable of cure, is not cured in all material respects within 30 days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such 30-day period but can be reasonably cured prior to the Outside Date, and Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(f); provided, further, that if Buyer’s misrepresentation or breach of representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to Seller’s breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, this Agreement may not be terminated by Buyer pursuant to this Section 8.1(f);

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(g)           by Seller, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement that (i) would reasonably be expected to result in a failure of a condition set forth in Section 7.3 and (ii) if it is capable of cure, is not cured in all material respects within 30 days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such 30-day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(g), provided, further, that if Seller’s misrepresentation or breach of representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to, Buyer’s breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, this Agreement may not be terminated by Seller pursuant to this Section 8.1(g); or

(h)           by Seller, in the period beginning ninety (90) days after the date of this Agreement and ending five (5) Business Days after the day when the certificate to be delivered by Buyer pursuant to Section 6.21(c) is deemed to be received by Seller hereunder, if based on, among other factors, the contents and timeliness of such certificate and other statements of Buyer and its Representatives, Seller reasonably believes the Financing is unlikely to be available to Buyer at the Closing or, notwithstanding the likely availability of the Financing, Buyer otherwise will not be able to pay the Purchase Price at Closing.

Section 8.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1:

(a)           this Agreement shall immediately become null and void and of no further force or effect, and there shall be no Liability on the part of Buyer, the Company or Seller, or their respective Affiliates or Representatives hereunder, other than pursuant to Section 2.2, the penultimate sentence of Section 6.5(a), Section 6.7, Section 8.2, Section 8.3, and ARTICLE X; provided, however, that nothing contained in this Section 8.2 shall relieve or limit the Liability of any Party for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement to the extent specific performance is available to such Party under the terms of this Agreement; and

(b)           the Confidentiality Agreement shall remain in effect.

Section 8.3            Remedies Before Closing. Notwithstanding any termination right granted in Section 8.1, in the event of the nonfulfillment of any condition to a Party’s Closing obligations, in the alternative, such Party may elect to pursue either of the following:

(a)           proceed to close, notwithstanding the nonfulfillment of a Closing condition, it being understood that consummation of the Closing shall be deemed a waiver of the breach of the representation, warranty, covenant or agreement contained in this Agreement that caused the nonfulfillment of such condition and of such party’s rights and remedies with respect thereto to the extent that such Party shall have actual knowledge of such breach and the Closing shall nonetheless occur; or

(b)           (i)            In the case of Buyer, decline to close, terminate this Agreement as provided in Section 8.1, Buyer shall have all remedies available to it at Law or in equity.

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(ii)         In the case of Seller, decline to close, terminate this Agreement as provided in Section 8.1, and thereafter seek the following remedies, as applicable:

(A)           In the event that this Agreement is terminated before the Closing pursuant to Section 8.1(c) or Section 8.1(d), then Buyer shall pay to Seller the Deposit Escrowed Funds by causing the Escrow Agent to release the Deposit Escrowed Funds to Seller (the “Seller Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer no later than five Business Days after the date of such termination. For the avoidance of doubt, in no event shall Buyer be obligated to pay, or cause to be paid, the Seller Termination Fee on more than one occasion. Seller’s right to receive the Seller Termination Fee shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer and its current, former or future Affiliates and representatives for any Damages suffered in connection with this Agreement or the transactions contemplated hereby if this Agreement is terminated before the Closing pursuant to Section 8.1(c) or Section 8.1(d), and payment of the Seller Termination Fee shall be an absolute defense against any claim brought by Seller and its Affiliates. Notwithstanding anything in this Section 8.3(b)(ii)(A) to the contrary, Buyer shall not be required to pay to Seller the Seller Termination Fee unless Seller is in compliance in all material respects with its obligations under this Agreement, including its obligation under ARTICLE VI, and have satisfied all conditions precedent to the Closing set forth in Section 7.3 (other than those conditions which can only be satisfied at the Closing). The Parties acknowledge that the agreements contained in this Section 8.3(b)(ii)(A) are an integral part of the transactions contemplated by this Agreement, that the Damages resulting from termination of this Agreement under circumstances where a Seller Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 8.3(b)(ii)(A) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such Seller Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, Seller would not enter into this Agreement.

(B)           In the event the Closing does not occur, in all circumstances other than upon termination of this Agreement before the Closing pursuant to Section 8.1(c) or Section 8.1(d), Seller shall have all remedies available to it at Law or in equity provided Seller has not elected to receive the Seller Termination Fee pursuant to Section 8.3(b)(ii)(A).

Section 8.4            Equitable Relief. The Parties agree that irreparable damage may occur in the event that any of the covenants in this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that without posting bond or other undertaking, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the covenants set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligation to close the transactions contemplated by this Agreement on the Closing Date. Such remedies shall not be exclusive and shall be in addition to any other remedies, including damages, that any Party may have under applicable Law or under ARTICLE IX.

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ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1            Survival of Representations, Warranties, Covenants and Agreements.

(a)           The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Section 4.1 (Organization of Seller and the Company; Subsidiaries and Investments), Section 4.2 (Authority; No Conflict; Required Filings and Consents), Section 4.3 (Capitalization), Section 4.12 (Environmental Matters), Section 4.16 (Taxes), Section 4.19 (Brokers), Section 5.1 (Organization), Section 5.2 (Authority; No Conflict; Required Filings and Consents) and Section 5.8 (Brokers) shall survive the Closing until, and may be asserted at any time prior to, the earlier of the expiration of the statute of limitations applicable thereto, and the third anniversary of the Closing Date (with respect to any given representation and warranty, the “R&W Survival Period”). The expiration of the R&W Survival Period with respect to a given representation and warranty provided herein shall not affect a Party in respect of any claim asserted by such Party in reasonable detail in a written notice received by the Indemnifying Party prior to the expiration of the R&W Survival Period provided in this Agreement with respect to such representation and warranty.

(b)           All covenants and agreements contained herein shall expire at the Closing except those that by their terms contemplate actions or impose obligations following the Closing and in such case, these covenants shall survive the Closing and remain in full force and effect in accordance with their terms; provided, however, that the covenants of Seller set forth in (i) Section 6.16 (Seller Covenant Not to Solicit Employees/Confidentiality/Non-Competition) shall remain in full force and effect for the period beginning on the Closing Date and ending on the expiration of the respective nonsolicitation, confidentiality and non-competition period provided therein, and (ii) Section 9.3 (Tax Payments and Indemnification) and Section 6.13 (Tax Matters) shall remain in full force and effect for the period beginning on the Closing Date and ending on the earlier of the date that is 30 days after the expiration of the statute of limitations applicable thereto and the date that is 30 days after the second anniversary of the Closing Date, except in each case with respect to unperformed obligations arising from a claim asserted in good faith by Seller and Buyer in reasonable detail in writing prior to the end of such period (with respect to any given covenant and agreement, the period of time that such covenant or agreement survives shall be the “Covenant Survival Period”).

Section 9.2            Indemnification.

(a)           Subject to any limitations provided in this ARTICLE IX, from and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates and Representatives, equity owners, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, claims, demands, expenses, including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), paid or incurred, in connection with, arising out of or resulting from:

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 (i)            any breach of any warranty or the inaccuracy of any representation made by Seller contained or referred to in this Agreement or in any certificate or other writing delivered by or on behalf of Seller pursuant to the terms of this Agreement, including in any Seller Ancillary Agreement; or

 (ii)           any breach of or failure to perform any covenant contained in ARTICLE VI, ARTICLE VII or ARTICLE IX of this Agreement or any agreement made, or to be performed, by Seller in the Deposit Escrow Agreement or in any Seller Ancillary Agreement.

(b)           Subject to any limitations provided in this ARTICLE IX, from and after the Closing, Buyer shall indemnify, save and hold harmless Seller and its Affiliates and their respective Representatives, equity holders, successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages paid or incurred, in connection with, arising out of or resulting from:

 (i)            any breach of any warranty or the inaccuracy of any representation made by Buyer contained or referred to in this Agreement or in any certificate or other writing delivered by or on behalf of Buyer pursuant to the terms of this Agreement, including in any Buyer Ancillary Agreement; or

 (ii)           any breach of or failure to perform any covenant contained in ARTICLE VI, ARTICLE VII or ARTICLE IX of this Agreement or any agreement made, or to be performed, by Buyer in the Deposit Escrow Agreement or in any Buyer Ancillary Agreement.

Section 9.3            Tax Payments and Indemnification.

(a)           In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be, (i) in the case of Taxes imposed on real, personal and intangible property and any other Taxes levied on an annual or other periodic basis of the Company, the amount of such Taxes for the entire period multiplied by a fraction, the numerator which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in subparagraph (i) above, the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(b)           Seller shall be liable for and pay, and pursuant to this ARTICLE IX shall indemnify, save and hold harmless each Buyer Indemnified Party from and against any and all Damages paid or incurred, in connection with, arising out of or resulting from Taxes (including Taxes pursuant to a Contract or otherwise) payable by the Company, or for which the Company is liable, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, except to the extent such Taxes have been accrued on the Closing Date Balance Sheet and taken into account in determining the final Closing Date Working Capital. Buyer shall be liable for and pay, and pursuant to this ARTICLE IX shall indemnify Seller from and against, all Taxes applicable to the Company that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify Seller from and against, any Taxes for which Seller is liable under this Agreement; including pursuant to the preceding sentence or Section 6.13.

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(c)           Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of Section 6.13 or this Section 9.3 without regard to the Deductible or Cap. Not later than 10 days prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of each Party, although failure to do so will not relieve the other Party from its liability hereunder.

(d)           Notwithstanding anything to the contrary in this Agreement, the covenants and agreements of Buyer and Seller under this Section 9.3 shall remain in full force and effect for the period beginning on the Closing Date and ending on the earlier of the date that is 30 days after the expiration of the statute of limitations applicable thereto, and the date that is 30 days after the second anniversary of the Closing Date, except in each case with respect to unperformed obligations arising from a claim asserted in good faith by Buyer or Seller in reasonable detail in writing prior to the end of such period.

Section 9.4            Procedure for Claims between Parties.

(a)           If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), such party shall give written notice briefly describing the claim and the total monetary damages (or, if not reasonably capable of calculation, an estimate of the total monetary damages) sought (each, an “Indemnification Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) within a reasonable time period after such Indemnified Party becomes aware of any fact, condition or event that may give rise to Damages for which indemnification may be sought under this ARTICLE IX.

(b)           Any indemnification claim under Section 9.2(a) or Section 9.3 must be made against the Indemnity Escrowed Funds until the Indemnity Escrowed Funds have been fully exhausted or fully disbursed.

Section 9.5            Defense of Third Party Claims.

(a)           If any lawsuit or enforcement action, including, but not limited to, administrative actions, audits and investigations before state or federal regulatory agencies, is filed against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this ARTICLE IX may be sought, Indemnification Notice thereof shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Indemnification Notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

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(b)           The Indemnifying Party shall be entitled, if it so elects at its own cost and expense, to (i) take control of the defense and investigation of such Third Party Claim, (ii) employ and engage attorneys of its own choice (provided, however, that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, and (iii) compromise or settle such claim, which compromise or settlement shall be made only (x) with the written consent of the Indemnified Party, such consent not to be unreasonably delayed, conditioned or withheld, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. Notwithstanding the foregoing, nothing shall prohibit the Indemnified Party from conducting its own independent investigation, at its own cost and expense and the Indemnified Party shall be entitled to reasonable cooperation from the Indemnifying Party, at no cost or expense to such Indemnifying Party in such instance. The Parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within 30 days after receipt of the Indemnification Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, subject to the provisions and limitations of ARTICLE IX, the defense, compromise or settlement of such Third Party Claim; provided, however, that such claim shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably delayed, conditioned or withheld, and any such compromise or settlement shall include an unconditional release of the Indemnifying Party in respect of such claim. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding anything to the contrary in this Section 9.5, any Buyer Indemnified Party shall be entitled, if it so elects at its own expense, to (x) take control of the defense and investigation of any Third Party Claim which relates to compliance with applicable Laws and regulations, issues relating to the reputation of Buyer or any of its Affiliates or the ongoing business operations of Buyer or any of its Affiliates, (y) employ and engage attorneys of its own choice to handle and defend the same, and (z) compromise or settle such claim.

Section 9.6            Limitations on Indemnity.

(a)           No Buyer Indemnified Party shall, with respect to any claim for indemnification, seek, or be entitled to, indemnification from Seller pursuant to (i) Section 9.2(a)(i) unless written notice of such claim seeking indemnification is given to the Indemnifying Party during the applicable R&W Survival Period, specifying the details of the alleged misrepresentation, breach of warranty or liability, (ii) Section 9.2(a)(ii) unless written notice of such claim seeking indemnification is given to the Indemnifying Party on or prior to expiration of the applicable Covenant Survival Period, specifying the details of the alleged breach of or failure to perform any covenant or agreement, and (iii) Section 9.2(a)(i) or Section 9.2(a)(ii) unless the Damages for which the Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.2(a) exceed, on a cumulative basis, Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Deductible”), after which such Buyer Indemnified Party shall be entitled to recover, subject to the limitations in this Section 9.6(a), the amount of such aggregate Damages in excess of the Deductible. In no event shall the aggregate Damages recovered by the Buyer Indemnified Parties pursuant to Section 9.2(a) exceed, on a cumulative basis, the Indemnity Escrowed Funds (the “Cap”). Notwithstanding the foregoing, the Deductible and Cap shall not apply to indemnification claims made by the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) with respect to breaches of the representations and warranties of Seller in Section 4.1 (Organization of Seller and the Company; Subsidiaries and Investments), Section 4.2(a) (Authority), Section 4.3 (Capitalization), Section 4.16 (Taxes) and Section 4.19 (Brokers), provided, however, that with respect to breaches of such representations and warranties, in no event shall the aggregate Damages recovered by the Buyer Indemnified Parties pursuant to such sections and covenants, together with all other Damages recovered under Section 9.2(a), exceed the Closing Payment as subsequently adjusted for the Final Working Capital Adjustment.

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(b)           No Seller Indemnified Party shall, with respect to any claim for indemnification, seek, or be entitled to, indemnification from Buyer pursuant to (i) Section 9.2(b)(i) unless written notice of such claim seeking indemnification is given to the Indemnifying Party during the applicable R&W Survival Period, specifying the details of the alleged misrepresentation, breach of warranty or liability, (ii) Section 9.2(b)(ii) unless written notice of such claim seeking indemnification is given to the Indemnifying Party on or prior to expiration of the applicable Covenant Survival Period, specifying the details of the alleged breach of or failure to perform any covenant or agreement, (iii) Section 9.2(b)(i) or Section 9.2(b)(ii) unless the Damages for which the Seller Indemnified Party is entitled to indemnification pursuant to Section 9.2(b) exceed, on a cumulative basis, the Deductible, after which such Seller Indemnified Party shall be entitled to recover, subject to the limitations in this Section 9.2(b), the amount of such aggregate Damages in excess of the Deductible. In no event shall the aggregate Damages recovered by the Seller Indemnified Parties pursuant to Section 9.2(b) exceed, on a cumulative basis, the Cap. Notwithstanding the foregoing, the Deductible and Cap shall not apply to indemnification claims made by the Seller Indemnified Parties pursuant to Section 9.2(b)(i) with respect to breaches of the representations and warranties of Buyer in Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.8 (Brokers).

(c)           In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages shall (i) not be duplicative of any other Damages for which an indemnification claim has been made, and (ii) be computed net of any amounts recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds, and net of any Taxes imposed on such proceeds). If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds, and net of any Taxes imposed on such proceeds) to the Indemnifying Party, but only to the extent that such proceeds do not exceed such payment previously made by the Indemnifying Party.

(d)           No Party shall have any Liability under this ARTICLE IX for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if: (i) in the case of a Buyer Indemnified Party, Buyer has actual knowledge of such breach or information regarding or disclosing the conditions or circumstances out of which such breach arises is provided or made available to Buyer or its Representatives, including by means of access to an electronic or physical data room, prior to or as of the Closing; or (ii) in the case of a Seller Indemnified Party, Seller or the Company has actual knowledge of such breach prior to or as of the Closing.

(e)           Notwithstanding anything in this Agreement to the contrary (i) the term “Damages” shall not include any consequential damages of an Indemnified Party of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), any damages computed through the use of a multiple of earnings, discounted cash flow or a multiple of any other financial measure of performance, or punitive damages, other than punitive damages awarded to a third party; (ii) the Buyer Indemnified Parties shall not be entitled to recovery under Section 9.2 or Section 9.3 to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves and accruals with respect to such matters, which are reflected in the calculation of Closing Date Working Capital; (iii) no Indemnifying Party shall be liable for any Damages to the extent that such Damages suffered by any Indemnified Party result from the failure of such Indemnified Party to take reasonable and prudent action in good faith, if appropriate under the circumstances, to mitigate such Damages, including the use of commercially reasonable efforts to recover under a policy of insurance or to assert contractual rights, and, in any event, to the extent of any recovery under a policy of insurance or a contractual right provided, however, that such mitigation would have materially decreased the amount of Damages being sought by the Indemnified Party; and (iv) the Buyer Indemnified Parties shall not be entitled to recovery under Section 9.2 with respect to a breach of Section 4.16 to the extent the Tax matter for which a claim had been asserted is less than the estimate, accrual or reserve for accrued Taxes on the Closing Statement (as adjusted, if applicable, pursuant to the terms of Section 2.5), net of all other Tax matters which have theretofore been charged against such estimate, accrual or reserve.

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(f)            The Parties acknowledge and agree that the Purchase Price reflects a reduction for the Building Envelope Conditions, the costs of remediating the Building Envelope Conditions and any and all Damages resulting from, arising out of or relating to the Building Envelope Conditions; therefore, Seller and its Affiliates and their Representatives shall not have any Liability under this ARTICLE IX for the Building Envelope Conditions, the costs of remediating the Building Envelope Conditions and any and all Damages resulting from, arising out of or relating to the Building Envelope Conditions.

Section 9.7            Exclusive Remedy. Except as provided in Section 6.16, after the Closing, the indemnities provided in this ARTICLE IX shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement and each exhibit, the Seller Disclosure Letter, document or certificate delivered pursuant to the terms of this Agreement. Without limiting the foregoing, each of Buyer and Seller hereby waives (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud, intentional misrepresentation, remedies that cannot be waived as a matter of Law, or equitable remedies) such Party may have against the other Party arising under or based upon this Agreement or any exhibit, Disclosure Letter, document or certificate delivered pursuant to the terms of this Agreement, and no legal action sounding in tort, statute or strict liability may be maintained by any Party with respect thereto (other than a legal action brought solely to enforce the provisions of this ARTICLE IX). Notwithstanding anything to the contrary in this Section 9.7, in the case of (a) any fraud or intentional misrepresentation with intent to mislead, (b) remedies that cannot be waived as a matter of Law, or (c) equitable remedies, any Indemnified Party shall have all remedies available at Law or in equity with respect thereto.

Section 9.8            Treatment of Indemnification Payments. All indemnification payments made pursuant to this ARTICLE IX shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law. If Seller is required to indemnify a Buyer Indemnified Party pursuant to the provisions of this ARTICLE IX, and the cost, expense or liability for which the indemnification is sought under this ARTICLE IX has provided, or will provide Buyer or any of its Affiliates with a Tax benefit, Buyer shall use its best efforts to obtain (or cause such Affiliate to obtain) such Tax benefit (including, if necessary, the filing of amended Tax Returns) and the amount of such Tax benefit (less costs incurred) shall reduce Seller’s liability to indemnify the Buyer Indemnified Party under this ARTICLE IX.

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ARTICLE X

MISCELLANEOUS

Section 10.1          Definitions.

(a)           For purposes of this Agreement, the term:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person. With respect to Buyer, for purposes of Section 6.6, Affiliate shall include those Persons required to make a filing with any Gaming Authority, whether as a key person or otherwise. With respect to the Seller, after the Closing, Affiliate shall not include the Company or any of its owners, managers, directors, officers or employees.

“Agreed Accounting Principles” means GAAP applied consistently with the accounting principles used in the preparation of the Latest Balance Sheet.

“Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act of 1914, as amended, and all other judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Applicable Rate” means the prime rate published in The Wall Street Journal on the Determination Date, or if that rate is no longer published, a comparable rate.

“Assignment Agreements” means the Trademark Assignment, Copyright Assignment and Domain Name Assignment, each to be entered into between Seller and Buyer at the Closing in substantially in the form thereof attached hereto as Exhibit C.

“Assigned Intellectual Property” means the Intellectual Property that is proposed to be assigned by Seller and assumed by Buyer pursuant to the Assignment Agreements.

“Audited Annual Financial Information” means, until the delivery of the Audited Company Financial Information to Buyer or any of its Representatives, the consolidated audited balance sheets as of December 31, 2012 and 2011 and statements of income, members’ equity and cash flows of the Seller and its subsidiaries (both predecessor and successor) for the years ended December 31, 2012, 2011 and 2010, and accompanying notes thereto, and, upon the delivery of the Audited Company Financial Information to Buyer or any of its Representatives, shall mean, effective retroactively beginning on the date of this Agreement and continuing indefinitely for all times thereafter, the Audited Company Financial Information.

“Audited Company Financial Information” means the audited balance sheet and statements of operations, member’s equity and cash flows of the Company as of and for the years ended December 31, 2013 and 2012, and accompanying notes thereto, prepared by the Company and audited by the Company’s independent registered public accounting firm, Ernst & Young LLP.

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“Auditor” means an independent accounting firm of national reputation as shall be promptly and reasonably agreed to by Buyer and Seller.

“Building Envelope Conditions” has the meaning set forth in Section 10.1 of the Seller Disclosure Letter.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in the State of Mississippi shall be authorized or required by Law to close.

“Buyer Ancillary Agreements” means the Assignment Agreements, the Transition Shared Services Agreement and the Indemnity Escrow Agreement.

“Buyer’s Knowledge” means the actual knowledge of Andre M. Hilliou, Mark J. Miller, Deborah Pierce, and Elaine Guidroz.

“Cage Cash” means all of the Company’s cash, negotiable instruments and other cash equivalents located on the Real Property and the Vessel, including cash, negotiable instruments and other cash equivalents located in cages, drop boxes, kiosks and slot machines and other gaming devices on the Real Property and the Vessel.

“Change of Control Transaction” means (i) any acquisition or purchase by any Person of equity securities or interests that results in such Person, together with his, her or its Affiliates, owning 50% or more of any class of outstanding voting equity securities or interests of Seller, (ii) any merger, consolidation, business combination or other similar transaction involving Seller, or (iii) any sale, lease, exchange, transfer or disposition of all or substantially all of the assets of Seller.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property or other proprietary rights owned, licensed or used by the Company and necessary for the operation of, or otherwise used exclusively for, the Business, including all Intellectual Property or other proprietary rights set forth in Section 4.9(a) of the Seller Disclosure Letter, but specifically excluding all Intellectual Property or other proprietary rights that are not owned by the Company or used exclusively for the Business. Company Intellectual Property includes the Company’s Customer Database.

“Company Material Adverse Effect” means any material adverse effect on the Business, assets, financial condition or results of operations of the Company; provided, however, that any change or effect arising from (i) changes in international or national political or regulatory conditions generally, (ii) changes or conditions generally affecting the U.S. economy (including interest rates and the availability of debt financing), the Memphis-Forrest City Combined Statistical Area, or the Industry, (iii) any U.S. government ‘shut down’, exhaustion of appropriated discretionary spending authority or default or threatened default on government obligations; (iv) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes or conditions as a result of seasonality, (vi) changes in Tax rates or the imposition of new Taxes, (vii) the opening of any new, or the material expansion of any existing, gaming facility in Mississippi, Alabama, Arkansas, Florida, Kentucky, Louisiana, Missouri, Oklahoma or Tennessee, (viii) any change in Law or GAAP, or interpretation thereof, (ix) any act of terrorism, any attack on the U.S. or any of its citizens, personnel, territories, possessions, diplomatic or consular offices, military installations or equipment, (x) any initiation or escalation of war (whether or not declared) or military action, (xi) any national emergency (whether or not declared), act of God, natural disaster, pandemic, epidemic, hurricane, tornado, flood, fire or severe weather conditions, (xii) failure to meet projections, forecasts, estimates, milestones or budgets for any period, (xiii) any action taken by or omission to act by, or with the express consent of, Buyer, (xiv) the failure of the Company or its Affiliates to take any action that is prohibited by this Agreement to the extent Buyer fails to give its consent thereto after written request therefore, (xv) any existing event, occurrence or circumstance in Buyer’s Knowledge as of the date of this Agreement or (xvi) the negotiation, execution or announcement of this Agreement, the pendency of the transactions contemplated by this Agreement or the performance of the obligations under this Agreement shall be deemed not to constitute a Company Material Adverse Effect except that, in the case of the foregoing clauses (i), (ii) and (iv) only to the extent such changes do not substantially disproportionately affect the Company or the Business relative to other companies in the Industry.

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“Contract” means, as of a date, any legally binding, written agreement, contract, lease, power of attorney, note, loan, understanding, arrangement, evidence of Indebtedness, purchase order, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, policy, purchase and sales order and other commitment then executory to which any Person is a party or to which any of the assets of such Person are subject.

“Customer Database” means all customer lists, customer databases, and historical fields and records stored in the data systems or backup media for any and all databases containing information regarding the business activities of the Company with respect to the current and historical customers of the Company. For the avoidance of doubt, this includes without limitation any and all information contained in the Company’s Key Reward Players Club databases, data warehouses, business, intelligence systems, application databases, analyses, records or otherwise.

“Encumbrances” means Liens, charges, claims, easements, encroachments or other similar encumbrances.

“Environmental Claim” means any lawsuit, action, cause of action or written notice by any Person alleging liability arising out of, based on or resulting from (i) the presence, Release of or exposure to any Hazardous Materials on or from the Real Property or the Vessel or (ii) circumstances forming the basis of any violation by the Company of any Environmental Law.

“Environmental Laws” means all Laws which govern (or purport to govern) or relate to pollution, protection of the environment, Releases or threatened Releases of Hazardous Materials, solid or hazardous waste, or natural resource damages, as any of these terms are or may be defined in such Laws, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, all Laws relating to protection of occupational safety and health, and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including, but not limited to, the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Sec. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sec. 6901 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C., et seq.; the Clean Water Act, as amended, 33 U.S.C. Sec. 1251 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Sec 300f et seq.; the Clean Air Act, as amended, 42 U.S.C. Sec. 7401 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Sec. 136 et seq.; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sec. 11001 et seq. and the Atomic Energy Act, as amended, 42 U.S.C. Sec. 2014 et seq.

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“Environmental Permits” means all permits, registrations, licenses, temporary licenses, variances, exemptions, orders and approvals of Governmental Entities under the Environmental Laws that are necessary to operate the Business as presently operated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption or anyone who resides in such person’s home.

“Financial Statements” (i) means until the delivery of the Audited Company Financial Information to Buyer or any of its Representatives, (A) the Audited Annual Financial Information and (B) the Quarterly Financial Information and, (ii) upon the delivery of the Audited Company Financial Information to Buyer or any of its Representatives, shall mean, effective retroactively beginning on the date of this Agreement and continuing indefinitely for all times thereafter, the Audited Company Financial Information.

“Fixtures” means all fixtures owned by the Company and placed on, attached to, or located at and used in connection with the operation of the Real Property and the Vessel.

“Gaming Approvals” means (i) all approvals issued by any Gaming Authority necessary to execute the Agreement and consummate the transactions contemplated by this Agreement; (ii) all licenses issued by any Gaming Authority necessary to operate the Business in substantially the same manner as it is operated on the date of this Agreement; and (iii) all findings of suitability (or waivers thereof or exemptions therefrom) issued by any Gaming Authority necessary to allow Buyer and Buyer’s direct and indirect owners as they exist on the date of this Agreement to own the Purchased Interests.

“Gaming Authority” means the Mississippi Gaming Commission and the Indiana Gaming Commission.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to lawful gaming or gambling activities and operations in any jurisdiction, foreign or domestic, including the Mississippi Constitution, the Mississippi Gaming Control Act, as amended, and the rules and regulations promulgated thereunder, including the policies, interpretations and administration thereof by the Mississippi Gaming Commission.

“Gaming License” means the Company’s Mississippi gaming licenses, together with all applicable conditions and renewals thereto.

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“Gaming Representative” means, with respect to any Person, the directors, officers, key employees, shareholders, members or managers of such Person, or Persons otherwise holding any ownership interest in such Person.

“Governmental Entity” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, local, municipal, foreign or other government, or (iii) governmental or quasi-governmental authority of any nature (including any Gaming Authority and governmental division, department, bureau, agency, commission, instrumentality, official, organization, body or entity and any court, arbitrator or other tribunal).

“Hazardous Materials” means, without limitation, any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law including petroleum or petroleum products; asbestos or asbestos-containing materials; polychlorinated biphenyls; nuclear waste; any toxic mold or fungus of a type that might pose a risk to human health or the environment or negatively affect the value of the Company’s assets; source material; by-product material; any other chemicals; and any materials, waste or substances defined or regulated as toxic, hazardous, explosive, radioactive, a pollutant or a contaminant under any applicable Environmental Law.

“Indebtedness” of any Person means (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money including any related interest, prepayment penalties or premiums, fees and expenses, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses, (iv) obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit, or (v) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (iv) above; provided, however, that operating leases, trade payables and accrued expenses or liabilities incurred in the ordinary course of business shall not constitute “Indebtedness.”

“Industry” means the business of operating one or more casinos located in the Mississippi River Counties, as such area is defined in the reports of the Mississippi Gaming Commission.

“Intellectual Property” means all of the following in any jurisdiction: (i) patents, patent applications and patent disclosures as well as any reissues, continuations, continuations in part, divisions, revisions, extensions or reexaminations thereof, (ii) trademarks, service marks, certification marks, trade dress, trade names, brand names, slogans, logos and other indicia of origin, Internet domain names, and corporate names (and all translations, adaptations, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, (iv) registrations, applications for registration and any renewals or extensions for any of the foregoing, (v) computer software (including source code and object code), data, databases and documentation thereof, (vi) Trade Secrets, (vii) all other intellectual property and proprietary rights, (viii) all advertising and promotional materials, (ix) writings, compilations and other works, whether copyrightable or not, (x) all copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (xi) all rights to sue for past, present and future infringement or misappropriation of any of the foregoing.

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“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“Latest Balance Sheet” means the unaudited balance sheet of the Company dated as of the end of the most recent calendar month for which such balance sheet is available, but in no instance older than January 31, 2014, in the form set forth in Section 4.4(a) of the Seller Disclosure Letter.

“Law” means any foreign or U.S. domestic law (whether federal, state or local), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding, including any Gaming Laws.

“Legal Proceeding” means any proceeding, arbitration, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Entity.

“Liability” and “Liabilities” mean any direct or indirect liability, obligation, commitment or expense of any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Lien(s)” means any mortgage, deed of trust, pledge, lien or security interest.

“Outside Date” means the date that is six (6) months after the date of this Agreement, which date may be extended on a one-time basis by a period of up to 30 days as provided in Section 8.1(c) hereof.

“Permitted Encumbrances” means:

(i)            Encumbrances arising in the ordinary course of business for carriers, warehousemen, mechanics’ and materialmen’s Encumbrances not filed of record, maritime Liens and charges, assessments and other governmental charges not delinquent or that are currently being contested in good faith by appropriate proceedings;

(ii)            Encumbrances for Taxes not yet due and payable;

(iii)           Deposits or pledges in the ordinary course of business to secure payment of workers’ compensation, unemployment insurance or Taxes mandated under applicable Law;

(iv)           Encumbrances in respect of judgments or awards with respect to which Seller shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which (A) the Company shall have secured a stay of execution pending such appeal or such proceeding for review, and (B) has been disclosed in the Seller Disclosure Letter;

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(v)           Encumbrances created by or deemed approved in writing by Buyer prior to Closing;

(vi)          easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of the Company; provided, however, that, such easements, leases, reservations, rights, defects or irregularities do not materially impair or affect the use of such property or assets for the purposes for which they are held or detract from the value of such property in any material respect;

(vii)         riparian, littoral and other rights created by the fact that a portion of the Real Property formerly or currently comprises shores or bottoms of navigable waters;

(viii)        zoning and subdivision ordinances;

(ix)          Encumbrances to be released and terminated at the Closing; and

(x)           any matter included as an exception to coverage in the Title Commitment.

“Person” means an individual, corporation, limited liability company, partnership (of any kind), association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) promulgated under the Exchange Act), or Governmental Entity.

“Pre-Closing Income Statements” means, as of the Closing Date, the unaudited monthly statements of results of operations of the Company for the twelve (12) month period ended as of the last day of the month covered by the unaudited statement of results of operations of the Company most recently delivered pursuant to Section 6.2(d).

“Quarterly Financial Information” means the condensed, consolidated unaudited balance sheet and the condensed, consolidated unaudited statements of operations and cash flows of Seller and its subsidiaries as of and for the three and nine month periods ended September 30, 2013.

“Real Property” means all real property owned by the Company and more specifically identified by the legal description thereof in Section 10.1 of the Seller Disclosure Letter.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, the Gaming Representatives, employees, financial advisors, legal advisors, agents or other representatives of such Person.

“Seller Ancillary Agreements” means the Assignment Agreements, the Transition Shared Services Agreement and the Indemnity Escrow Agreement.

“Seller Parent Credit Facility” means that certain Amended and Restated Loan and Security Agreement (as amended), dated as of December 1, 2011, by and among Seller and certain of its subsidiaries that are signatories thereto, as Borrowers, the Lenders that are signatories thereto, as the Lenders, and Wells Fargo Capital Finance, Inc., as the Arranger and Administrative Agent.

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“Seller Parent Second Lien Senior Secured Notes” means those certain Second Lien Senior Secured Notes due 2016 issued pursuant to the terms of that certain Indenture, dated as of December 1, 2011, as supplemented, by and among Seller, as Issuer, Majestic Holdco, the Subsidiary Guarantors (as defined therein) named therein, and Wilmington Trust, National Association, as trustee and collateral agent.

“Seller’s Knowledge” means the actual knowledge of Peter Liguori, Chief Executive Officer and President, Chuck Miller, Senior Vice President and General Manager, and Dawn Gustafson, Vice President of Finance.

“Seller’s Other Casinos” means Seller’s current facilities and operations in Gary, Indiana, and the facilities and operations of a former subsidiary of Seller in Black Hawk, Colorado.

“Serviceable Condition” means, with respect to any asset or property, that such asset or property is usable or functional for its intended purpose without regard to its appearance, subject to ordinary wear and tear.

“Stay Bonuses” means the amounts payable pursuant to the terms of all Retention Bonus Agreements, including, but not limited to, those dated as of September 9, 2013, by and between the Company and each of Tishia Burnett, Richard Casagrande, Christine Dunning, Dawn Gustafson, Jason Hunter, Richard Miller, Kelli Mussa and Vernon White.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors (or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax(es)” means any federal, state, local or foreign income taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind imposed by any tax authority or other Governmental Entity, including gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Section 59A of the Code or otherwise), custom duties, capital stock, profits, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, any Tax Liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, by Contract, or otherwise.
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“Tax Determination” has the meaning set forth in Section 6.13(e).

“Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Return” means any report, return (including any information return), amended return (including any amended information return) claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any tax authority or other Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Third Party Intellectual Property” means any rights to Intellectual Property owned by any Person other than the Company, Seller, Majestic Holdco or their respective Affiliates.

“Trade Secrets” means any formula, design, device or compilation, or other information that is used or held for use by a business, that gives the holder thereof an advantage or opportunity for advantage over competitors who do not have or use the same, and that is not generally known by the public. Trade Secrets can include, by way of example, formulas, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing.

“Transition Shared Services Agreement” means the transition shared services agreement to be negotiated by the Parties pursuant to Section 6.23 and entered into between Seller and the Company/Buyer at the Closing.

“Treasury Regulation(s)” means the income Tax regulations, including temporary regulations (but excluding proposed regulations), promulgated under the Code by the U.S. Department of the Treasury, as such regulations will be amended from time to time.

“Vessel” means the whole of the vessel FITZGERALD TUNICA, Official Number 262757, which vessel is documented under the Laws and flag of the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Working Capital” means the current assets (including Cage Cash) of the Company minus the current liabilities of the Company, determined in accordance with (i) the Agreed Accounting Principles and (ii) the Working Capital calculation attached as Section 2.4 of the Seller Disclosure Letter; provided, however, that Working Capital shall not include any amounts in respect of (x) Indebtedness of the Company, (y) severance payments or termination bonuses payable under any Employment Agreement, and (z) the Stay Bonuses.

“Working Capital Target Amount” means Three Hundred Thousand Dollars ($300,000.00).

(b)           The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement
Affiliated Person	Section 4.6
Agreed Upon Action	Section 6.19(a)

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Terms	Cross Reference in Agreement
Agreement	Preamble
Allocation Advisor	Section 6.13(j)
Balance Sheet Dispute Notice	Section 2.5(b)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Party(ies)	Section 9.2(a)
Buyer Permits	Section 5.4(a)
Buyer Plans	Section 6.4(a)
Cap	Section 9.6(a)
Capital Expenditure Shortfall Amount	Section 6.2(b)(xi)
Class A Contracts	Section 6.19(a)(i)
Class B Contracts	Section 6.19(a)(ii)
Class C Contracts	Section 6.19(a)(iii)
Closing	Section 3.1
Closing Balance Sheet	Section 2.5(a)
Closing Date	Section 3.1
Closing Date Working Capital	Section 2.5(a)
Closing Payment	Section 2.1
Closing Statement	Section 2.5(a)
Company	Recitals
Company Beneficiary	Section 6.19(a)(i)
Company Benefit Plans	Section 4.15(a)
Company IT Systems	Section 4.9(d)
Company Permits	Section 4.13(a)
Company Signatory	Section 6.19(a)(ii)
Confidentiality Agreement	Section 6.5(a)
Covenant Survival Period	Section 9.1(b)
Damages	Section 9.2(a)
Debt Commitment Letters	Section 6.21(b)
Deductible	Section 9.6(a)
Deposit Escrow Agreement	Section 2.2(a)
Deposit Escrow Amount	Section 2.2(a)
Deposit Escrowed Funds	Section 2.2(a)
Determination Date	Section 2.5(c)
Disputed Amount	Section 2.5(c)
Employee(s)	Section 4.15(a)
ERISA	Section 4.15(a)
Escrow Agent	Section 2.2(a)
Estimated Working Capital Deficiency	Section 2.4
Estimated Working Capital Excess	Section 2.4
Final Working Capital Adjustment	Section 2.5(d)
Financial Information	Section 4.4(a)
Financing	Section 6.21(a)
GAAP	Section 4.4(a)
Governmental Approvals	Section 6.6(a)
Guarantee	Section 3.4(s)
Indemnification Notice	Section 9.4(a)

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Terms	Cross Reference in Agreement
Indemnified Party(ies)	Section 9.4(a)
Indemnifying Party(ies)	Section 9.4(a)
Indemnity Escrow Agreement	Section 2.3
Indemnity Escrow Amount	Section 2.3
Indemnity Escrowed Funds	Section 2.3
Initial Working Capital	Section 2.4
Inspection	Section 6.5(a)
Majestic Holdco	Section 3.4(e)
Material Contract	Section 4.10(b)
Party(ies)	Preamble
Pre-Closing Balance Sheet	Section 2.4
Pre-Closing Closing Statement	Section 2.4
Pre-Closing Tax Period	Section 6.13(b)
Purchase Price	Section 2.1
Purchased Interests	Recitals
R&W Survival Period	Section 9.1(a)
Restraint	Section 7.1(a)
Securities Act	Section 5.5
Seller	Preamble
Seller Beneficiary	Section 6.19(a)(ii)
Seller Disclosure Letter	ARTICLE IV
Seller Indemnified Party(ies)	Section 9.2(b)
Seller Review Period	Section 2.5(b)
Seller Signatory	Section 6.19(a)(i)
Seller’s Taxes	Section 6.13(b)
Seller Termination Fee	Section 8.3(b)(ii)(A)
Shared Contract	Section 6.19(a)(iii)
Straddle Period	Section 6.13(c)
Structures	Section 4.17(a)(iii)
Tax Determination	Section 6.13(e)
Third Party Claim	Section 9.5(a)
Title Commitment	Section 3.4(m)

Section 10.2          Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by and construed in accordance with the internal substantive Laws (other than conflicts-of-law principles) of the State of Delaware. Each Party irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Mississippi in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient and agrees that any litigation initiated by any of them in connection with this Agreement shall be venued in a state or federal court located in Tunica County, Mississippi.

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(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUYER ANCILLARY AGREEMENTS, THE SELLER ANCILLARY AGREEMENTS, THE DEPOSIT ESCROW AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.2(b).

Section 10.3         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered by hand or sent by fax (which is confirmed) or e-mail (which is confirmed), (b) on the first Business Day following the date of dispatch by a nationally recognized private overnight courier service, or (c) on the fifth Business Day following the date on which it was deposited in the U.S. mail, postage prepaid, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Buyer, to:

Full House Resorts, Inc.
4670 S. Fort Apache Road, Suite 190
Las Vegas, Nevada 89147
Attention: Mr. Mark Miller, Chief Operating Officer
Fax: (702) 221-8101
Email:

with a copy to (which shall not constitute notice):

Full House Resorts, Inc.
4670 S. Fort Apache Road, Suite 190
Las Vegas, Nevada 89147
Attention: Ms. Elaine Guidroz, Secretary and General Counsel
Fax: (812) 438-5165
Email:

(b)          if to Seller, to:

The Majestic Star Casino, LLC
One Buffington Harbor Drive
Gary, Indiana 46406
Attention: Mr. Peter Liguori, Chief Executive Officer
Fax: (219) 977-7811
Email:

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and

The Majestic Star Casino, LLC
One Buffington Harbor Drive
Gary, Indiana 46406
Attention: Mr. Rodney Phillipe, General Counsel
Fax: (219) 977-7023
Email:

with a copy to (which shall not constitute notice):

Taft, Stettinius & Hollister LLP
111 E. Wacker Drive, Suite 2800
Chicago, IL 60601
Attention: Kim Copp
Fax: (312) 275-7557
Email:

Section 10.4         Interpretation. When a reference is made in this Agreement to Sections or exhibits, such reference shall be to a Section or exhibit of this Agreement unless otherwise indicated. All exhibits and the Seller Disclosure Letter to this Agreement are incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 10.5         Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6         Entire Agreement. Except for agreements and instruments, if any, now or hereafter made by, between or among any of the Parties and Majestic Holdco in connection with the preparation and use of the Audited Company Financial Information, this Agreement and all documents and instruments referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. References in this Agreement to this Agreement or the transaction contemplated hereby do not include references to the Confidentiality Agreement, which is independent of this Agreement and the transaction contemplated hereby; provided, however, that the Confidentiality Agreement shall terminate at the Closing. For the avoidance of doubt, nothing in the Confidentiality Agreement shall preclude Buyer or Seller, or their respective Affiliates, from making any disclosure concerning the transactions contemplated by this Agreement which is required by Law or applicable stock exchange rules. The Parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any Party or its representatives, whether orally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. Buyer acknowledges that any estimates, forecasts, or projections furnished or made available to it concerning the Company, the Business or the Company’s properties or assets have not been prepared in accordance with GAAP or standards applicable under the Securities Act, are unaudited, and such estimates reflect numerous assumptions, and are subject to material risks and uncertainties. Buyer acknowledges that actual results may vary, perhaps materially. Buyer further acknowledges that they have conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Company and the Business in making their determination as to the propriety of the transactions contemplated by this Agreement, and in entering into this Agreement, have relied solely on the results of said investigation and on the express representations and warranties of the Sellers contained in this Agreement.

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Section 10.7          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and such term so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions of this Agreement, unless such a construction would be unreasonable.

Section 10.8          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, by operation of Law or otherwise, in whole or in part by any of the Parties without the prior written consent of the other Parties; provided, however, that (a) Seller may assign any of its rights hereunder to Majestic Holdco and (b) Buyer may assign any of its rights, interests and obligations hereunder to any Affiliate of Buyer; provided, further, any assignment by Buyer pursuant to the preceding clause (b) shall not release Buyer from any of its obligations or Liabilities hereunder regardless of the form or terms of such assignment. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.9          Binding Effect; Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except as expressly provided in this Agreement, including in Section 6.14 and in ARTICLE IX (which, from and after the Closing, shall be for the benefit of each Indemnified Party).

Section 10.10        Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of good faith negotiations among the Parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.11        Amendment. This Agreement may be amended by Buyer and Seller; provided, however, that such amendment is effected by an instrument in writing signed on behalf of each of Buyer and Seller.

Section 10.12        Extension; Waiver. At any time prior to the Closing, any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any Party or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

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Section 10.13        Seller Disclosure Letter. Seller has or may have set forth information in its Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Seller Disclosure Letter need not be set forth in any other section of the Seller Disclosure Letter so long as its relevance to the latter section of the Seller Disclosure Letter or section of this Agreement is reasonably apparent on the face of the information disclosed in the Seller Disclosure Letter to the Person to which such disclosure is being made. The inclusion of any item in the Seller Disclosure Letter is not evidence of the materiality of such item for the purposes of this Agreement.

Section 10.14        Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.15        Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Closing is consummated; provided, however, that any fees or expenses associated with obtaining any Governmental Approval shall be paid by Buyer. Buyer shall pay 50% and Seller shall pay 50% of (a) the Escrow Agent’s fees and expenses (including any indemnities in favor of the Escrow Agent) and any other escrow fees and expenses and (b) the fees and costs of the Auditor pursuant to Section 2.5(c) and the Allocation Advisor, if any, pursuant to Section 6.13(j).

Section 10.16        Governmental Reporting. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to mean that a Party or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Entity in any manner that such Party or Person reasonably believes or reasonably is advised is not in accordance with Law.

Section 10.17        Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a)           The Parties hereby acknowledge and agree that Taft, Stettinius & Hollister LLP (the “Seller Attorneys”) have represented the Seller and the Company in connection with the transactions contemplated by this Agreement. Buyer, on behalf of the Buyer Indemnified Parties, and the Company agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of the Seller Attorneys’ representations of the Company or the Seller in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Seller and may be waived only by Seller, and not the Company, and shall not pass to or be claimed or used by Buyer, the Buyer Indemnified Parties and the Company and shall not pass to or be claimed or used by Buyer or the Company except as consented to by Seller.

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(b)           Buyer, on behalf of the Buyer Indemnified Parties, and the Company agree that, notwithstanding any current or prior representation of the Company by either of the Seller Attorneys, the Seller Attorneys shall be allowed to represent the Seller in any existing or future matters or disputes adverse to the Buyer Parties or the Company relating to this Agreement or the transactions contemplated hereby and the Buyer Parties and the Company hereby waive any conflict of interest that may arise in connection with such representation. Buyer, on behalf of the Buyer Indemnified Parties, and the Company agree that the Seller Attorneys may represent the Seller in such a matter or dispute, before or after Closing, even though the interests of the Seller may be directly adverse to those of the Buyer Parties or the Company, and even though such Seller Attorneys may have previously represented the Company in a matter substantially related to such matter or dispute.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

SELLER:		BUYER:
THE MAJESTIC STAR CASINO, LLC		FULL HOUSE RESORTS, INC.

BY:	/s/ Peter Liguori	BY:	/s/ Mark J. Miller
ITS:	AUTHORIZED REPRESENTATIVE	ITS:	AUTHORIZED REPRESENTATIVE

COMPANY:

MAJESTIC MISSISSIPPI, LLC

BY:	/s/ Peter Liguori
ITS:	AUTHORIZED REPRESENTATIVE

[Signature Page – Interest Purchase Agreement]

Exhibit A: Form of Deposit Escrow Agreement

Exhibit B: Form of Indemnity Escrow Agreement

Exhibit C: Form of Assignment Agreements

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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SELLER DISCLOSURE LETTER

Contents of Seller Disclosure Letter	Cross Reference in Seller Disclosure Letter
Pre-Closing Balance Sheet and Working Capital Calculation	Section 2.4
Indebtedness of the Company to be Repaid	Section 2.6
Contravention of Material Contracts	Section 4.2(b)
Financial Statements	Section 4.4(a)
Other Liabilities of the Company	Section 4.4(b)
Indebtedness of the Company	Section 4.4(c)
Certain Changes or Events	Section 4.5(b)
Capital Expenditure Projects	Section 4.5(b)(xi)
Transactions with Affiliates and Affiliated Persons	Section 4.6
Condition of Assets and Properties	Section 4.7(b)
Leases of Personal Property	Section 4.8
Seller Intellectual Property Used by the Company	Section 4.9(a)
Legal Proceedings Concerning Intellectual Property	Section 4.9(b)
Third Party Infringements of Intellectual Property	Section 4.9(c)
IT and Computer Systems	Section 4.9(d)
Material Contracts	Section 4.10(a)
Legal Proceedings	Section 4.11
Environmental Matters	Section 4.12
Environmental Reports	Section 4.12(e)
Investigations by Governmental Entities	Section 4.13(a)
Findings of Suitability and Holding of Licenses by Managers, Officers and Key Employees	Section 4.13(b)
Employees	Section 4.14(b)
Company Benefit Plans	Section 4.15(a)
Actions, Suits or Claims by and Audits of Company Benefit Plans	Section 4.15(e)
Tax Return Status and Extension Summary	Section 4.16(a)
Audits of Tax Returns	Section 4.16(c)
Real Property and the Vessel	Section 4.17(a)
Real Property Leased by the Company as Lessee	Section 4.17(b)
Insurance	Section 4.18
Exceptions to Prohibited Actions	Section 6.2(b)
Shared Contracts	Section 6.19(a)
Building Envelope Conditions and Legal Description	Section 10.1

Buyer shall furnish supplementally a copy of the Seller Disclosure Letter to the United States Securities and Exchange Commission upon request.

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